Exhibit 4.29

CERTAIN IDENTIFIED INFORMATION MARKED ([* * *]) HAS BEEN

OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT

MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

BINDING option AGREEMENT CONCERNING THE SALE AND transfer OF ALL QUOTA IN Pincell s.r.l.

between

[***]

the Sellers

and

PinCell S.r.l.

as Company

and

Scinai Immunotherapeutics sp. z.o.o.

as Scinai SPV

and

Scinai Immunotherapeutics Ltd.

as Scinai

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i

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LIST OF EXHIBITS

Exhibit (A)	Cap Table

Exhibit 3.3.1	Business Plan

Exhibit 4.1	Deed of Pledge 1

Exhibit 4.2	Deed of Pledge 2

Exhibit 5.2	License Agreement

Exhibit 10	Running costs and transaction costs

Exhibit 11.2.1(a)(i)	Form of letters of resignation

Exhibit 11.2.1(c)	Form of release and discharge and hold harmless

Exhibit 13.1	Sellers’ Warranties

Exhibit 15.5.1(a)(ii)	Financial statements of the Company as of December 31, 2024

Exhibit 16.1	Scinai’s Warranties

Exhibit 20.3.3	Sellers’ proportions for payments

ii

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THIS BINDING OPTION AGREEMENT CONCERNING THE SALE AND TRANSFER OF ALL QUOTA IN PINCELL S.R.L. (“Agreement”) is dated March 27, 2025 (the “Signing Date”) and made

BETWEEN:

[***] a private person, [***]– referred to as “CP” –

[***] a private person, [***]– referred to as “AA” –

[***], a private person, [***] – referred to as “AM” –

[***], a private person, [***] – “referred to as “RL” –

(1)	[***], a private person, [***]

– referred to as “BB” –

[***], a private person, [***] – referred to as “SP” –

– CP, AA, AM, RL, BB and SP are also referred to collectively as the “Sellers” and each as a “Seller” –

(2)	PinCell S.r.l., a limited liability company having the form of “innovative SME” (PMI Innovativa) incorporated in Italy, registered with the Companies Register of Milan-Monza-Brianza-Lodi under registration number 03229990365, with its registered office address at Via Visconti di Modrone 18, 20122 Milan, Italy, hereby represented by Mr. Antonino Amato as chief executive officer and who is empowered to sign this Agreement by virtue of resolution of the board of directors dated March 26, 2025

– referred to as “Company” –

(3)	Scinai Immunotherapeutics sp. z.o.o., a company incorporated in Poland, registered with National Court Register, KRS number 0001156276, VAT Code 5253035600, with its registered office address at Warsaw, Krolewska Street 2/32, 00-065, Poland, hereby represented by Amir Reichman as President of the Board of Directors

– referred to as “Scinai SPV” –

(4)	Scinai Immunotherapeutics Ltd, a company incorporated in Israel, registered with the Registrar of Companies under registration number 513436105, with its registered office address at Jerusalem BioPark, 2nd floor, Hadassah Ein Kerem Campus, Jerusalem, Israel, hereby represented by Amir Reichman as chief executive officer and who is empowered to sign this Agreement by virtue of resolution of the board of directors dated March 26, 2025

– referred to as “Scinai” –

– Sellers, the Company, Scinai SPV and Scinai are also referred to collectively as the “Parties” and individually as a “Party” –

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Preamble

(A)	The Sellers are the sole quotaholders of the Company, and the sole holders of granted options under the stock option plan approved by the Company to acquire quota of the Company having, in the overall, a nominal value of Euro 4,262.00 (the “ESOP”), all as provided under the cap table enclosed hereto under Exhibit (A).

(B)	The Company carries on the business of pre-clinical stage biotech research focused on the development of PC111, a novel, first-in-class, fully human anti-FasL mAb (“PC111”) for the treatment of Pemphigus, SJS/TEN and other underserved skin disorders (the “Business”).

(C)	Scinai is a biopharmaceutical company focused on developing, manufacturing, and commercializing innovative inflammation and immunology (I&I) biological products primarily for the treatment of autoimmune and infectious diseases, whose shares are listed on the Nasdaq (ticker SCNI).

(D)	Scinai SPV is a newly incorporated company under Polish Law, whose corporate capital is entirely owned by Scinai, for the purposes of filing a request before the Polish government for a funding of at least Euro 11 million for preferential support in the European Funds for Modern Economy Program for further pre-clinical development of PC111 and for conducting such pre-clinical development of PC111.

(E)	Scinai and the Sellers agreed upon a non-binding term sheet (the “Term Sheet”) which provides the main terms and conditions of a transaction according to which (i) Scinai will have an option right, exercisable upon the occurrence of certain conditions, to purchase (directly or through a subsidiary fully owned directly by Scinai and designated by the latter), and the Sellers will be bound to sell, all the quota in the Company (including the quota arising from the exercise of the ESOP - jointly as the “Quota”), which, after completion of the Closing Actions (as defined below), will represent the entire corporate capital of the Company, and, therefore, all right and title to the Company Assets (as hereinafter defined) (the “Acquisition”), (ii) subject to the Closing of the Acquisition, Scinai will develop the Business, and (iii) at Signing Date, the Company and Scinai SPV will sign a binding license agreement with respect to the Company Assets to allow Scinai SPV to file for the obtainment of a grant before the Polish Government to fund the development of PC111 and conduct such development of PC111, which license shall automatically terminate in case the Closing of the Acquisition does not occur (the “Transaction”).

(F)	Following the Term Sheet, Scinai, on the basis of its own assumptions, evaluations and projections, has confirmed to the Sellers its willingness to purchase the Quota (directly or through the Buyer, as defined below), and the Sellers are now willing to grant Scinai with the option right for the purchase of the Quota, all on the terms and subject to the conditions set forth in this Agreement.

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NOW IT IS AGREED as follows:

1.	DEFINED TERMS AND INTERPRETATION

1.1	Definitions

In addition to the other terms and expressions defined elsewhere in this Agreement, in this Agreement each of the terms listed below has the meaning given to it opposite to such term:

“AA”	Introductory Section (2).

“AA Quota”	Section 3.1.1(b).

“Accounting Principles”	means the rules of the Civil Code dealing with annual financial statements interpreted and complemented according to the accounting principles as issued by the Organismo Italiano di Contabilità (OIC) and by the Consiglio Nazionale dei Dottori Commercialisti e degli Esperti Contabili, applied consistently with past practice of the Company.

“Affiliate”	means any company, directly or indirectly, controlled by, controlling or under common control with the referred company, while the term “control” means (i) direct or indirect ownership of more than fifty percent (50%) of the voting securities of a legal entity, or (ii) possession, directly or indirectly, of the power to elect the majority of the board of directors of that entity.

“Agreement”	Introductory Section.

“AM”	Introductory Section (3).

“AM Quota”	Section 3.1.1(c).

“Applicable Period”	Section 18.1.

“Authority”	means any supranational, EU, federal, state, municipal, local or other governmental department, commission, board, bureau, agency or instrumentality, or any administrative, judicial or arbitration court or panel.

“BB”	Introductory Section (5).

“BB Quota”	Section 3.1.1(e).

“Business”	Preamble Paragraph (B).

“Business Day”	means any day other than Friday, Saturday, Sunday, and any other day on which banking institutions in Milan, Italy and/or Jerusalem, Israel are not open for business.

“Buyer”	means Scinai or, in the event a Designation Notice is delivered according to Section 2.1, the Designee.

“Call-Back Option”	Section 19.1.

“Civil Code”	means the Italian civil code, as approved by the Royal Decree dated 16 March 1942, No. 262, as subsequently amended.

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“Claim”	Section 15.1.1.

“Clinical Studies”	Section 6.2

“Clinical Study”	Section 6.2.

“Closing”	means the execution and exchange of all the documents and agreements and the performance and consummation of all the obligations, actions and transactions set out under Section 11.2.

“Closing Actions”	Section 11.2.

“Closing Condition”	Section 9.1.

“Closing Date”	Section 11.1.

“Combination Product”	Section 6.3.

“Commercialization” and “Commercialize”	Section 6.2.

“Commercially Reasonable Efforts”	Section 3.3.1.

“Commercial Sale”	Section 6.3.

“Company”	Introductory Section (7).

“Company Assets”	means, without limitation, all granted patents, patent applications and know-how related to PC111 and all derivatives, new versions, and new generations (including combinations, multi specifics, fragments, nanobodies, etc.) targeting FasL, the FasL mouse model, all related regulatory filings and regulatory designations such as Orphan Status, and all data compiled to date.

“Company Executives”	Section 17.1.

“CP”	Introductory Section (1).

“CP Quota”	Section 3.1.1(a).

“Consideration”	Section 6.1.

“Development” and “Develop”	Section 6.2.

“Disclosed”	means, in respect of any Sellers’ Warranty, fairly disclosed to the Buyer in the Annexes to the Sellers’ Warranties or in the Updated Disclosure Schedule delivered to the Buyer in accordance with the terms of this Agreement, in each case, in such manner that a professional purchaser assisted by expert advisers would be reasonably able to conclude out of such fact, matter or other information the underlying issue, uncertainty or risk.

“Dispute”	Section 21.2.

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“Earmarked Funds”	Section 6.3.1(a)(i)(aa).

“ESOP”	Preamble Paragraph (A).

“Fair Market Value”	means an amount equal to the consideration that an unrelated and bona fide third party, acting in good faith, would pay in an arm’s length transaction, determined in accordance with the appropriate methodologies applicable in similar transactions for companies operating in the same or similar businesses.

“Force Majeure”	Section 20.7

“Golden Power Authority”	means the presidency of the Italian Council of Ministries (Presidenza del Consiglio dei Ministri) or any other office, department or branch of the Italian Government competent to issue and release the clearance under the Golden Power Law.

“Golden Power Clearance”	means the obtainment of the clearances, approvals and consents required to be obtained by the Buyer and by the Company pursuant to the Golden Power Law, each such decision approving, not opposing or confirming that the transactions contemplated hereunder do not fall within the scope of the Golden Power Law or do not constitute a prejudice for the national interests, or the lapse or termination (as appropriate) of any and all necessary waiting and time periods under the applicable Laws (when such lapse or termination equals consent), by the Golden Power Authority, in order to permit (i) the granting of the License and (ii) the Sellers and Buyer performing the Transaction.

“Golden Power Law”	means the Law Decree no. 56 dated 11 May 2012, as subsequently amended and integrated, together with all connected or subordinated implementing decrees and regulations.

“Grant”	means the awarding of the funding amount (for at least Euro 11,000,000.00 (eleven million)) applied for by Scinai SPV at the Polish government for preferential support in the European Funds for Modern Economy Program for further pre-clinical/clinical development of PC111 without any conditions different from (i) providing Euro 3 million in matching money by Scinai SPV and/or Scinai and (ii) requiring Scinai SPV to spend no more than 30% of the awarded amount in Poland.

“Independent Expert”	means an independent neutral expert from a recognized audit firm with Milan office agreed by the Sellers and the Buyer within 10 (ten) Business Days of either Party requesting in writing a decision by an Independent Expert according to this Agreement. In case of failure by the Parties to reach such agreement, then either Party can request the President of the Tribunal of Milan (“Presidente del Tribunale di Milano”) to select the Independent Expert among accounting firms of international standing and reputation (having offices in Italy), after allowing sufficient time for the hearing of the other Parties.

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“Indication”	Section 6.2.

“Leakage”	Section 7.2.15(a).

“License”	Section 5.1.

“Loss”	means any damage (danno), liability, loss, costs and expenses (including, without limitation, reasonable legal costs and expenses) incurred or suffered by the Buyer and/or the Company to be compensated or indemnified, as defined pursuant to Article 1223 (Risarcimento del danno) of the Civil Code, but excluding any loss of profit (lucro cessante).

“Net Sales”	Section 6.3.

“Notary Public”	means Lucia Folladori, notary public in Milan or any replacement to be agreed by the Parties.

“Option Right”	Section 3.1.1

“Option Conditions”	Section 3.2.1

“Option Notice”	Section 3.5.

“Parties”	Introductory Section.

“Party”	Introductory Section.

“PC111”	Preamble Paragraph (B).

“Permitted Leakage”	Section 7.2.15(b).

“Phase 1 Clinical Study”	Section 6.2.

“Phase 2 Clinical Study”	Section 6.2.

“Phase 3 Clinical Study”	Section 6.2.

“Product”	Section 6.2.

“Quota”	Preamble Paragraph (E).

“Regulatory Approval”	Section 6.2.

“Regulatory Authority”	Section 6.2.

“Regulatory Requirements”	Section 20.3.1

“Relevant Person”	Section 20.9.2.

“Rescission”	Section 12.2

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“Restricted Person”	Section 18.2.1(a).

“Required Resubmission”	Section 3.6

“RL”	Introductory Section (4).

“RL Quota”	Section 3.1.1(d).

“RSUs”	Section 17.2(b).

“Scinai”	Introductory Section (9).

“Scinai SPV”	Introductory Section (8).

“Scinai’s Warranties”	Section 16.1.

“Sellers”	Introductory Section.

“Sellers’ Knowledge”	Section 1.2.1.

“Sellers’ Warranties”	Section 13.1.

“Sellers’ Warranty”	Section 13.1.

“Signing Date”	Introductory Section.

“SP”	Introductory Section (6).

“SP Quota”	Section 3.1.1(f).

“Sublicense Consideration”	Section 6.3.1(a)(i)(bb).

“Term Sheet”	Preamble Paragraph (E).

“Third-Party Claim”	Section 15.8.

“Transaction”	Preamble Paragraph (E).

“VAT”	Section 6.8.

“Warranty Breach”	Section 14.2.1.

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1.2	Interpretation

1.2.1	Where any statement is qualified as being limited by the “Sellers’ Knowledge”, the statement is deemed to be given to the actual knowledge which the Sellers had at the Signing Date. Where any statement is qualified as being limited by the “Buyer’s Knowledge”, the statement is deemed to be given to the actual knowledge which the Buyer had at the Signing Date.

1.2.2	The table of contents and headings and sub-headings of this Agreement are for convenience only and do not affect the construction of this Agreement.

1.2.3	The words “other”, “include”, “including” and “in particular” do not connote limitation in any way.

1.2.4	References to recitals, annexes, Exhibits, schedules, Sections and sub-Sections are to (respectively) recitals to, annexes to, Exhibits to, schedules to and Sections and sub-Sections of this Agreement (unless otherwise specified) and references within an Exhibit or schedule to paragraphs or annexes are to paragraphs or annexes of that Exhibit or schedule (unless otherwise specified).

1.2.5	Unless otherwise provided for in this Agreement, any reference to “writing” or “written” includes any legible reproduction of words.

1.2.6	Any amount expressed in Euro, to the extent that it requires in whole or in part to be expressed in any other currency, is deemed for that purpose to have been converted into the relevant currency by applying the exchange rate of the European Central Bank of the second (2) Business Days before the relevant due date as set out in this Agreement.

1.2.7	The singular shall include the plural and vice versa.

1.2.8	Recitals of and Schedules to this Agreement constitute an integral and essential part of this Agreement.

1.2.9	The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof or construction shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement

1.2.10	Where in this Agreement an Italian term is given in italics or in italics and in brackets after an English term and there is any inconsistency between the Italian and the English, the meaning of the Italian term shall prevail.

1.2.11	The words “shall cause” or “shall procure that” (or any similar expression) and, in general, any reference to actions to be taken (or not taken) by a Person which is not a Party to this Agreement shall be construed as a “promessa dell’obbligazione o del fatto del terzo” in accordance with article 1381 of the Civil Code.

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1.2.12	Any reference in this Agreement to a “day” or number of “days” (without the explicit qualification of Business Day(s)) shall be interpreted as a reference to a calendar day or number of calendar days. When calculating the period of days before which, within which or following which any act is to be done, or step taken, under this Agreement, the day that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the relevant period shall end on the next succeeding Business Day. Unless otherwise expressly indicated, any period of time expressed in months shall be calculated under article 2963, paragraphs 4 and 5 (Computo dei termini di prescrizione) of the Civil Code.

2.	RIGHT OF DESIGNATION

2.1	Scinai may designate in writing Scinai SPV or a wholly owned subsidiary of Scinai (each, the “Designee”) to exercise the Option Right, and thus to purchase the Quota from the Sellers, provided that such designation shall be made in accordance with the following provisions:

( )	the Designee shall be (directly or indirectly) wholly owned (at the time of designation and also at the Closing Date) by Scinai;

(a)	anything in Article 1403 of the Civil Code to the contrary notwithstanding, the designation shall be deemed validly made if notified in writing to the Sellers together with the written unconditional acceptance by the Designee of the designation and all the terms and conditions of this Agreement, including the express acceptance of the arbitration clause contained in Section 21 (the “Designation Notice”);

(b)	Scinai shall deliver to the Sellers the Designation Notice together with the Option Notice. The right to designate shall be under penalty of forfeiture (decadenza), i.e. the Designation Notice can only be provided together with the Option Notice and a designation of a Designee by Sciani at any other time is not possible;

(c)	the Designee shall acquire all rights and assume all obligations of Scinai under this Agreement effective as of the Option Notice. Without prejudice to letter (e) below, following the receipt by the Sellers of the Designation Notice any reference to Scinai under this Agreement shall be construed as a reference to the Designee, except for:

(i)	any reference to Scinai under Section 16 (Scinai’s Warranties), Section 20.5 (Confidentiality, Announcements), Section 20.7 (Notices and Communications) and Section 21 (Governing Law and Jurisdiction), which shall be construed as a reference to both Scinai and the Designee;

(ii)	any reference to Scinai under Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 5.3, 6, 7.2.15, 8.2, 8.3, 11.2, 17, 19.4, 19.12, 20.1, 20.2, 20.3.3, 20.5.4, and 20.9.2. which shall continue to be construed as a reference to Scinai; and

(d)	following the exercise of its right of designation under this Section 2, Scinai shall remain jointly and severally liable with the Designee for the performance of any obligations arising under, or in connection with, this Agreement (including the payment of the Consideration and the Additional Payments).

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3.	CALL OPTION RIGHT

3.1	Option right

3.1.1	At the terms and conditions set forth under this Section 3, each Seller hereby irrevocably grant to Scinai, which accepts, an irrevocable call option right, pursuant to article 1331 of the Civil Code, to be exercised by Scinai (or by the Designee) within January 15, 2026 and subject to fulfilment of the Option Conditions, for the purchase by the Buyer of all (and not less than all) the Quota owned by the Sellers in the corporate capital of the Company with all rights and obligations attaching to it, including the rights to any profits or dividends for the current year and to the extent not yet distributed for previous years (the “Option Right”). In particular:

( )	CP grants to Scinai the Option Right to purchase (1) all its Quota owned in the Company having a nominal value of [***] and (2) all its Quota that will derive from the exercise of its portion of ESOP that will have a nominal value of [***] (the “CP Quota”);

(a)	AA grants to Scinai the Option Right to purchase (1) all its Quota owned in the Company having a nominal value of [***] and (2) all its Quota that will derive from the exercise of its portion of ESOP that will have a nominal value of [***] (the “AA Quota”);

(b)	AM grants to Scinai the Option Right to purchase (1) all its Quota owned in the Company having a nominal value of [***] and (2) all its Quota that will derive from the exercise of its portion of ESOP that will have a nominal value of [***] (the “AM Quota”);

(c)	RL grants to Scinai the Option Right to purchase (1) all its Quota owned in the Company having a nominal value of [***] and (2) all its Quota that will derive from the exercise of its portion of ESOP that will have a nominal value of [***] (the “RL Quota”);

(d)	BB grants to Scinai the Option Right to purchase (1) all its Quota owned in the Company having a nominal value of [***] and (2) all its Quota that will derive from the exercise of its portion of ESOP that will have a nominal value of [***] (the “BB Quota”);

(e)	SP grants to Scinai the Option Right to purchase (1) all its Quota owned in the Company having a nominal value of [***] and (2) all its Quota that will derive from the exercise of its portion of ESOP that will have a nominal value of [***] (the “SP Quota”).

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3.1.2	Scinai hereby accepts the grant of the Option Right to purchase the Quota as set out in Section 3.1.1.

3.2	Option Right Conditions

3.2.1	The Option Right shall only be exercisable by Scinai (to purchase the Quota directly or through the Designee) if both the following conditions (the “Option Conditions”) have been fulfilled before and including December 31, 2025:

( )	the Sciani SPV having been awarded the Grant (i.e. not only on a provisional basis, but rather only subject to acceptance by Scinai SPV and disregarding any terms and conditions as well as funding authority’s rights to revoke/withdraw and request repayment of the Grant) within December 31, 2025 and provided the Sellers with evidence in writing of the awarding of the Grant;

or, alternatively

(a)	the Buyer having secured within December 31, 2025 by any other means an amount equal to or exceeding US$ 3,000,000.00 (three million) of own dedicated funds, or of third-party or funding authority, to be specifically and irrevocably designated and committed to fund the development of PC111 pursuant to the Business Plan, and provided to the Sellers (1) evidence in writing of having secured such funds, by delivering to the Sellers a statement issued by the Buyer’s bank evidencing that such amount is credited on the Buyer’s bank account, and (2) a commitment signed by the Buyer to use such amount to fund the development of PC111 pursuant to the Business Plan;

and

(b)	Scinai having paid when due and payable, and Sellers having received, the amounts provided under Section 6.1.1.

3.3	Collaboration Duties to achieve Option Conditions

3.3.1	Scinai shall use its Commercially Reasonable Efforts to raise the US$ 3,000,000.00 (three million) funding provided under Section 3.2.1 and the additional capital necessary to develop the Company Assets in accordance with the development plan attached as Exhibit 3.3.1, as it may be amended from time to time (the “Business Plan”) to reasonably reflect considerations with respect to the safety and efficacy of PC111, the costs to develop it, the competitiveness of alternative or competing compounds in the same Indication(s), the anticipated or, if applicable, actual patent claim structure and the nature and extent of the market exclusivity in the Indication(s) for which PC111 is developed (including patent coverage and regulatory exclusivity), the likelihood of regulatory approval, the expected coverage and reimbursement by payers in those territories (health funds, private health insurance and government health insurance such as Medicaid and Medicare in the USA), its expected profitability, competing product opportunities in the same field, and all other similarly relevant factors.

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3.3.2	In this Agreement, “Commercially Reasonable Efforts” means the efforts that a reasonable entity in the pharmaceutical industry, similar in size and operations to Scinai, is expected to commit to achieving the relevant objective, where “reasonable” implies good faith business judgments and “commercial” implies the goal of making a profit or financial gain. Commercially Reasonable Efforts shall be determined also considering that, in the context of raising funds, the factors relevant for amending the Business Plan are also relevant with respect to availability of capital on the market as well as considering market conditions for biotech companies and for pre-clinical assets with limited patent coverage.

3.3.3	AA, CP, RL and BB will use their Commercially Reasonable Efforts to assist Scinai with respect to capital raising for aspects concerning PC111, including reasonable support in the preparation of grant applications, investor presentations, and attendance at meetings (at Scinai’s expenses) and/or calls with respect to any of the foregoing, but in any event limited to aspects concerning PC111. Reasonable costs incurred by AA, CP, RL and BB in performing this duties will be reimbursed by Scinai upon prior approval of Scinai and presentation of receipts in accordance with Scinai’s practices.

3.3.4	The Parties agree, clarify and acknowledge that it shall be in Scinai’s sole discretion the exercise of the Option Right (subject to satisfaction of the Option Conditions). Scinai and Scinai SPV shall not be liable towards Sellers in any way (e.g., for any costs, expenses, damages or other liabilities) if Scinai in its sole discretion decides not to exercise the Option.

3.4	Expiry of the Option Right

If the Option Conditions are not fulfilled by December 31, 2025 (including), or if, despite having fulfilled by (and including) December 31, 2025, Scinai does not exercise the Option Right by delivering the Option Notice pursuant to Section 3.5 by (and including) January 15, 2026, this Agreement (including the License Agreement) shall automatically terminate and the Parties shall be released from all obligations hereunder, provided that (i) nothing in this Section 3.4 shall relieve any Party from any liability in case of breach of such Party’s obligations hereunder, and (ii) this Section 3.4, Section 20 (Miscellanea) and Section 21 (Governing Law and Jurisdiction) shall survive any termination of this Agreement.

3.5	Exercise of the Option Right by Scinai

If the Option Conditions are fulfilled by no later than December 31, 2025 (including), at any time prior to, or on, December 31, 2025, Scinai will be entitled to exercise the Option Right by means of a written notice submitted to the Sellers no later than by (and including) January 15, 2026 (i) containing Scinai’s declaration to exercise the Option Right, and (ii) if the purchase of the Quota will not be performed by Scinai directly but through the Designee, attaching the Designation Notice (the “Option Notice”).

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3.6	Shifting of Time limits

The Parties acknowledge that the Polish government may refuse Scinai SPV’s application for the Grant and/or may request or recommend that Scinai SPV resubmits the application for the Grant in light of the pending Golden Power Clearance (“Required Resubmission”) and in such situation resubmission by Scinai SPV of the application for the Grant is expected to occur until end of June 2025. In such situation of Required Resubmission, and should Scinai SPV actually resubmit the application for the Grant before June 30, 2025, the Parties hereby agree that the time limit for fulfilling the Option Conditions shall be postponed automatically by 3 (three) months until March 31, 2026 and the exercise of the Option by Scinai shall be made until April 15, 2026. For the avoidance of doubt, in the situation of Required Resubmission, any reference in this Agreement -whether direct or indirect - to time limits related to the Option and its exercise shall be understood as subject to the dates specified in the preceding sentence.

3.7	Option Right Closing

3.7.1	As a result of the receipt by the Sellers of the Option Notice under Section 3.5, a preliminary binding sale and purchase agreement (contratto preliminare di compravendita) relating to the Quota shall be deemed to be entered into by the Sellers, on one side, and the Buyer, on the other side, pursuant to which, subject to the satisfaction of the Closing Condition, each Seller shall be bound to sell its Quota, and the Buyer shall be bound to purchase such Quota. In particular:

( )	CP shall sell, and the Buyer shall purchase, the CP Quota;

(a)	AA shall sell, and the Buyer shall purchase, the AA Quota;

(b)	AM shall sell, and the Buyer shall purchase, the AM Quota;

(c)	RL shall sell, and the Buyer shall purchase, the RL Quota;

(d)	BB shall sell, and the Buyer shall purchase, the BB Quota;

(e)	SP shall sell, and the Buyer shall purchase, the SP Quota.

3.7.2	The completion of the sale and purchase of the Quota as a consequence of the exercise of the Option Right shall take place, subject to the satisfaction of the Closing Condition, on the Closing Date pursuant to Section 11.

3.7.3	Subject to the satisfaction of the Closing Condition, at the Closing Date each Seller shall sell all its Quota to the Buyer, including the Quota deriving from the exercise of its portion of ESOP. To this aim, each Seller undertakes to exercise at the Closing Date its option rights under the ESOP granted as provided under Exhibit (A). After the completion of the Closing Actions, there will be no outstanding securities, nor any agreements or understandings to issue any securities, in the Company other than the Quota. Sellers agree that any option right under the ESOP which has not been exercised at the Closing Date shall be deemed expired between the Sellers and the Company and in such case the relevant Seller irrevocably waives such Seller’s option right under the ESOP with effect as of Closing Date.

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3.7.4	The Sellers shall not enter into any agreement with a third party regarding the sale, transfer, assignment, pledge, encumbrance of the Quota or any similar transaction hindering the consummation of the Closing.

4.	PLEDGE OVER THE QUOTA AND THE COMPANY ASSETS

4.1	On the Signing Date, the Sellers shall pledge all the Quota and the Company Assets in favour of Scinai by entering into, and causing the Company to entering into, and performing all the relevant formalities thereto needed, the deed of pledge hereto provided under Exhibit 4.1 (the “Deed of Pledge 1”) to secure the Buyer’s interest in the Option Right.

4.2	On the Closing Date, the Buyer shall pledge all the Quota and the Company Assets in favour of the Sellers by entering into, and causing the Company to entering into, and performing all the relevant formalities thereto needed, the deed of pledge hereto provided under Exhibit 4.2 (the “Deed of Pledge 2”) to secure the Sellers’ interest in the Call-Back Option.

5.	GRANT OF LICENSE

5.1	With effect from and subject to obtainment of the Golden Power Clearance, the Company hereby grants to Scinai SPV a fully paid up, sole, royalty-free, perpetual, worldwide, irrevocable, except in the cases set out in Section 5.3, non-transferable right to use the Company Assets, in particular but not limited to the intellectual property and know-how listed under the License Agreement, for the purpose of filing for (1) the obtainment of the Grant and (2) the purpose of further development of PC111 in accordance with the Business Plan to be agreed upon by the Company and Scinai SPV and (3) other purposes contemplated under this Agreement (the “License”).

5.2	The further conditions of the License are set out in the Sole License Agreement attached hereto as Exhibit 5.2 (the “License Agreement”).

5.3	The License (a) is entered into in the interest of the Sellers as well pursuant to Article 1411 of the Civil Code (and cannot be amended and/or transferred without Sellers’ consent) and (b) will automatically terminate if (i) this Agreement is terminated in accordance with its terms, (ii) the Closing does not occur for any reason, and (iii) in the event the Closing occurs, if the Call-Back Option is exercised in accordance with Section 19 and (iv) in the event of any Rescission in accordance with Section 12. The Parties clarify that the terms and conditions of the License and the License Agreement might be amended after the Closing according to the License Agreement and such amendment shall not be construed or deemed a violation of Sellers’ interest and shall not result in any liability of Company, Scinai or Buyer vis-à-vis Sellers.

6.	CONSIDERATIONS

6.1	Consideration for the Option Right

6.1.1	The aggregate consideration payable by Scinai to each Seller for the granting of the Option Right and to the Company for the grant of the License, to be intended also as consideration at the Closing Date for the sale and purchase of the Quota if the Closing is completed (the “Consideration”), amounts to overall [***] ([***]) in cash to be paid as follows:

( )	[***] ([***]) to be paid [***];

(a)	[***] ([***]) to be paid

(i)	in 2 (two) equal installments, the first one to be paid no later than [***], and the second one to be paid no later than [***], but in any event both these instalments shall be paid before the Closing Date (also should this occur before [***]); or alternatively

(ii)	in the situation of Required Resubmission and actual resubmission of the application for the Grant before [***], in 3 (three) equal installments, the first one to be paid no later than [***], the second one to be paid no later than [***], and the third one to be paid no later than [***], but in any event all these installments shall be paid before the Closing Date (also should this occur before [***]5), it being understood that Scinai is entitled to decide in its sole discretion to exercise the Option Right or terminate at any time this Agreement and if the Option Right is not exercised and the Agreement is terminated either by Scinai according to Section 6.1.2 or, as the case may be, by the Sellers according to Section 6.1.3, the Sellers shall be entitled to (y) retain the amounts of the Consideration which Scinai already paid before the termination, and (z) receive an additional payment by Scinai in the amount of [***] ([***]) if the full amount of all installments under Section 6.1.1(b) has not been already paid to the Sellers at the time of the termination, except in the event the termination will occur pursuant to Section 12.2, in which event the Sellers shall be only entitled to retain the amounts of the Consideration which Scinai already paid before the termination/ withdrawal pursuant to Section 12.2, without prejudice for the Buyer and/or Scinai to claim pursuant to Section 12.3.3 and within the limits thereto provided.

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6.1.2	Scinai and Scinai SPV shall be entitled to terminate this Agreement (including the License Agreement) with immediate effect by delivering a notice to the Sellers at any time prior to the Option Notice.

6.1.3	In case Scinai fails to pay to the Sellers, partially or totally, the Consideration by the due dates provided under Section 6.1.1, the Sellers shall be entitled to terminate this Agreement (including the License Agreement) with immediate effect by delivering a written notice to Scinai as follows:

( )	in case of failure of Scinai to pay the instalment under Section 6.1.1(a), by delivering a written reminder notice to Scinai to pay the instalment within 10 (ten) Business Days after receipt of such reminder notice and non-payment by Scinai within the afore-mentioned cure period; and

(a)	in case of failure of Scinai to pay any of the instalments under Section 6.1.1(b)(i) – if applicable, by delivering a written reminder notice to Scinai to pay the applicable instalment within 10 (ten) Business Days after receipt of such reminder notice, and non-payment by Scinai within the applicable cure period mentioned before, and

(b)	in case of failure of Scinai to pay any of the instalments under Section 6.1.1(b)(ii) – if applicable, by delivering a written reminder notice to Scinai to pay the applicable instalment within 10 (ten) Business Days after receipt of such reminder notice, and non-payment by Scinai within the applicable cure period mentioned before, and in such an event - as well as in the event provided under Section 6.1.2, the Parties shall be released from all obligations hereunder (including the Additional Payments and not attending the Closing), provided that (i) nothing in this Section 6.1.3 shall relieve any Party from any liability in case of breach of such Party’s obligations (other than the payment obligations) hereunder, and (ii) this Section 6.1.3, Section 20 (Miscellanea) and Section 21 (Governing Law and Jurisdiction) shall survive any termination of this Agreement.

6.2	Milestone Payments

6.2.1	In addition to the Consideration, the Buyer shall pay to the Sellers, as conditioned variable consideration for their respective Quota, the additional payments provided in the table below if and to the extent due pursuant to this Section 6.2.1 (the “Milestone Payments”), which shall be paid by the Buyer to the Sellers within thirty (30) Business Days after (i) achievement of the respective milestone event as provided in the below table (the “Milestone Event”) as it will be confirmed by the Buyer, which shall provide this confirmation without undue delay but no later than thirty (30) Business Days after achievement of the respective Milestone Event, and (ii) receipt by Buyer of a proper invoice with respect to the relevant Milestone Payment:

Development and Regulatory Milestone Events for PC111		Milestone Payment
1	[***]	[***]
2	[***]	[***]
3	[***]	[***]
4	[***]	[***]
5	[***]	[***]
6	[***]	[***]
7	[***]	[***]
8	[***]	[***]
9	[***]	[***]
10	[***]	[***]
11	[***]	[***]
Total Potential Milestone Payments with all accelerated or conditional approvals		[***]
Total Potential Milestone Payments with all full approvals only		[***]

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6.2.2	With reference to the Milestone Payments, the Parties agree the following:

( )	the Milestone Payments shall be payable only [***];

(a)	in the case that Scinai or its Affiliate decides to [***];

(b)	in the case that Scinai or its Affiliate decides to [***];

(c)	with respect to Milestone Event no. 10 and 11 under the table above [***]:

(i)	when for the first time the reported annual Net Sales achieve US$ [***] ([***]), an amount equal to [***]; and

(ii)	when for the first time the reported annual Net Sales achieve US$ [***] ([***]), an amount equal to [***],

it being further understood that:

( )	such amounts shall be paid by the Buyer when the achievement of the annual Net Sales thresholds provided above are reported in the relevant financial statements, financial reports or otherwise in the accounts of Scinai and/or its Affiliates;

(a)	if the [***] are paid and label extensions that would otherwise qualify for a Milestone Payment pursuant to Milestone Events under points 10 and/or 11 of the table above are subsequently achieved, such Milestone Payment [***].

6.2.3	The Parties agree that the defined terms under Section 6 shall have the following meaning in this Agreement:

“Clinical Studies” means collectively Phase 1 Clinical Studies, Phase 2 Clinical Studies and Phase 3 Clinical Studies (or a combination thereof, e.g. Phase 1/2a Clinical Studies or Phase 2b/3 Clinical Studies).

“Clinical Study” means any of a Phase 1 Clinical Study, a Phase 2 Clinical Study, or a Phase 3 Clinical Study, as applicable.

“Commercialization” or “Commercialize” means, with respect to a Product, any and all activities undertaken usually after obtaining Regulatory Approval for a Product that relate to the pre-marketing, marketing, promoting, distributing, importing or exporting for sale, offering for sale, and selling of a Product, including, without limitation, (i) conducting clinical trials conducted after Regulatory Approval for a biologics license application (BLA) of a Product, so-called phase IV clinical trials, (ii) interactions with governmental or other responsible authorities regarding all other applicable approvals required to market and sell Products, including pricing and reimbursement approvals, (iii) manufacturing for selling purposes, handling, storing and shipping of Products, (iv) following receipt, on a country-by-country basis, of all required Regulatory Approvals and all other applicable approvals required to market and sell a Product, effecting the Commercial Sale (as defined below) of a Product in the respective country, and keeping a Products reasonably available to the public, and (v) modification, enhancement, improvement, and optimization of Products.

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“Development” or “Develop” means, with respect to a Product and/or the Company Assets, the performance of any and all activities undertaken regarding research, pre-clinical and clinical development (including, without limitation, toxicology, pharmacology, test method development and stability testing, process development, formulation development, quality control development, statistical analysis), Clinical Studies (but excluding clinical trials conducted after Regulatory Approval for a BLA of a Pharmaceutical Product, so-called phase IV clinical trials), manufacturing for pre-clinical, clinical and regulatory purposes, and regulatory affairs (including, without limitation, the determination of the nature and content of any submissions to Regulatory Authorities) that are required to obtain Regulatory Approval for such Product.

“Indication” means a separate and distinct disease or medical condition in humans which a Product is intended to treat, prevent or diagnose, where treatment, prevention or diagnosis of such disease or medical condition by a Product requires receipt of a separate Regulatory Approval, or for which a Product has received Regulatory Approval for that purpose.

“Phase 1 Clinical Study” means a clinical investigation of a pharmaceutical product in humans, the principal purpose of which is preliminary determination of safety and/or tolerability (which may include, without limitation, studies to determine absorption, distribution, metabolism, excretion and/or toxicity, structure-activity relationship, mechanism of action, dosing regimen, pharmacokinetics and pharmacological effects), conducted in healthy volunteers or patients and for which there are no primary endpoints (as understood by a Regulatory Authority) in the protocol relating to efficacy, as described in 21 C.F.R. §312.21(a), or a similar clinical study in a country other than the United States of America.

“Phase 2 Clinical Study” means a clinical investigation of a pharmaceutical product in humans (usually the target human patient population), the principal purpose of which is a determination of the safety, dose ranging or efficacy, as described in 21 C.F.R. §312.21(b), or a similar clinical study in a country other than the United States of America, by, for example, (a) a dose exploration, dose response, duration of effect, kinetics, dynamic relationship and/or preliminary efficacy and safety study of a product, or (b) a controlled dose ranging study to evaluate further the efficacy and safety of a product, and to define the optimal dosing regimen.

“Phase 3 Clinical Study” means a randomized and controlled clinical investigation of a pharmaceutical product in humans (usually the target human patient population) on an adequate number of patients that is designed to demonstrate whether such product is efficacious and safe for use in a particular Indication being studied, with the purpose of filing a BLA for Regulatory Approval for such product, as described in 21 C.F.R. §312.21(c), or a similar clinical study in a country other than the United States of America.

“Product” means a pharmaceutical product for human use containing PC111 which is using, in all or in part, the Company Assets and which is Developed and Commercialized by Scinai or its Affiliates.

“Regulatory Approval” means any and all approvals, licenses, registrations or authorizations of any Regulatory Authority necessary for the clinical testing, manufacture, marketing, use and/or sale of a Product in a country, including without limitation the acceptance of INDs and BLAs, or a similar dossier in a country other than the United States of America.

“Regulatory Authority” means any local, state, federal, national, supranational or international regulatory agency, department, bureau or other governmental entity with authority over the clinical testing, manufacture, marketing, use, and/or sale of a Product in a country, including, without limitation, the FDA and the EMA.

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6.3	Sublicense Consideration and royalty-based payments

6.3.1	In addition to the Consideration and the Milestone Payments, the Buyer shall pay to the Sellers, as conditioned variable consideration for their respective Quota, if and to the extent due pursuant to this Section 6.3, the following additional amounts (the “Sublicense Payments”):

( )	with respect to transactions in which the Product and the Company Assets are sub-licensed, in any form whatsoever, by the Buyer or its Affiliates to a third party (the “Sub-license”):

(i)	if the Sub-license is entered into prior to the earlier of:

(aa)	securing by the Buyer of own funds (i.e. of Scinai (or other Scinai Affiliates)) or funding commitments from third parties (including funding authorities), in both cases for at least [***] ([***]) earmarked for the development of PC111 (the “Earmarked Funds”); or

(bb)	completion of the dosing of the first patient of a Phase 1/2 Clinical Study involving a Product and the Company Assets,

an amount equal to 15% (fifteen percent) of the Sublicense Consideration received by Buyer or its Affiliates from the licensee and attributable to the sublicensed Product and Company Assets;

(ii)	if the Sub-license is entered into after the earlier of:

(aa)	securing by the Buyer of Earmarked Funds for at least [***] ([***]); or

(bb)	completion of the dosing of the first patient in a Phase 1/2 Clinical Study involving a Product and the Company Assets,

an amount equal to [***],

it being understood that:

(1)	if for any Milestone Event set forth in the table under Section 6.2 [***], provided that:

(x)	such [***] payment shall be [***];

(y)	in the event the sublicensee of the Sub-license is [***];

(z)	in the event the sublicensee of the Sub-license is [***];

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(2)	“Sublicense Consideration” shall mean any consideration, whether (i) in cash (e.g. initial or upfront payments, technology access fees, annual fixed payments, development and milestone payments, royalties on sales of Products), less value added tax, and/or (ii) in non-cash as in kind (e.g. devices, services, licenses or any other use rights) and/or as financial securities (e.g. shares, options, warrants or any other kind of financial securities), in each case received by Scinai (or its Affiliates) from third-party sublicensees as consideration for or otherwise in connection with a sublicense, or an option to obtain a sublicense, under the Company Assets with respect to the Product. For the avoidance of doubt, any (sub-)license grant with respect to the Product and/or the Company Assets to an Affiliate of Scinai (including the License according to Section 5) shall not be deemed a sublicense and payments under such (sub-)license, if any, are no Sublicense Consideration, it being further understood that:

I.	Sublicense Consideration does not include loans, purchases of securities or refundable or recoupable payments or any payments made by a third party to fund a joint enterprise (whether in the form of, without limitation, a joint venture, jointly owned company or entity, special purpose vehicle, or other joint effort; “Joint Enterprise”) to Develop the Company Assets or any equity in a Joint Enterprise which was acquired before or independently from the grant of the relevant sublicense;

II.	any payments specifically committed and allocated by the sublicensee to reimburse Scinai (or its Affiliates) for costs of Development activities (including allocable overhead costs) to be performed by or on behalf of Scinai (or its Affiliates) in the course of the sublicense, or option to obtain a sublicense, with respect to the sublicensed Product and/or the Company Assets, as documented in the agreement between Scinai and the sublicensee, in accordance with industry practice and at arm’s length terms, shall not be considered as Sublicense Consideration;

III.	payments of a sublicensee to Scinai (or its Affiliates) as consideration for an (internal) sale of Products by Scinai or its Affiliates to a sublicensee for the purpose of further resale of such Products by the sublicensee to Third Parties shall not be regarded Sublicense Consideration, to the extent the payments for such (internal) sales do not include any consideration for the grant of the sublicense to the sublicensee with respect to the sublicensed Product and/or the Company Assets;

IV.	any non-cash in kind Sublicense Consideration, at the sole choice of Buyer, can either be distributed pro rata to the Sellers or substituted by a cash payment of Buyer or Scinai representing the Fair Market Value of the non-cash in kind Sublicense Consideration;

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(a)	with respect to the Product using, in all or in part, the Company Assets and Developed by Buyer or its Affiliates through Regulatory Approval and Commercialized by Buyer or its Affiliates, an amount equal to [***]. The Parties agree that:

(i)	“Net Sales” means, on a Product-by-Product and country-by-country basis, the gross amounts invoiced by or on behalf of each of Scinai or its Affiliates for the Commercial Sale of a Product, less the following:

(1)	to the extent separately stated on the document of sale, any trade, cash and quantity discounts, bonuses, credits, chargebacks, premiums, rebates and allowances actually granted or allowed and taken specifically with respect to sales or other dispositions of the Product (including, without limitation, discounts actually granted or allowed for Products sold in connection with patient assistance programs designed to aid in patient compliance with medication schedules);

(2)	any tariffs, duties, excises, sales, value-added and other taxes imposed upon and paid directly with respect to such Commercial Sale of Products which are actually paid and can be proved by written records;

(3)	amounts repaid or credited by reason of rejections, damaged or expired goods, recalls, returns, or billing errors;

(4)	government mandated rebates (such as those granted pursuant to programs similar to any state or federal Medicare, Medicaid or similar program);

(5)	amounts invoiced for freight, shipping, insurance and other transportation expenses, including distribution, packing and handling charges for the Product;

(6)	with respect to bad debts, which have actually occurred with respect to the Commercial Sale of a Product, the gross amount invoiced, but actually not received for such Product due to bad debts; and

(7)	any item substantially similar in character or substance to the above,

it being understood that:

(1)	each of the foregoing deductions shall be determined as incurred in the ordinary course of business in type and amount consistent with good industry practice and in accordance with generally accepted accounting principles;

(2)	if the term “on a Product-by-Product basis” is used in this Agreement, it shall mean that the respective provision shall apply in each case to different Products that require either a new Regulatory Approval process or address a different Indication;

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(3)	Net Sales shall not include internal distributions, transfers or “sales” of Product by or among Scinai and its Affiliates and/or its sublicensees for a subsequent resale of such Product by such Affiliate or sublicensee to a third party. In the case of internal sales of a Product to an Affiliate, Net Sales shall be calculated on the amount invoiced by such Affiliate to a third party upon resale in a Commercial Sale to such third party, and in case of internal sales of a Product by Scinai or its Affiliates to a sublicensee for resale by such sublicensee, the resale by the sublicensee to such third party shall be regarded as Commercial Sale, and the Licensors shall participate in the respective Sublicensee Consideration as set forth in this Agreement.

(ii)	“Commercial Sales” means, on a Product-by-Product and country-by-country basis, the sale or other disposition of a Product in an arm’s length transaction by or on behalf of Scinai or its Affiliates to an independent third party distributor or end user customer in exchange for cash, or cash equivalent to which monetary value can be readily assigned, in such country, after applicable Regulatory Approval for a BLA for such Product, and after all other applicable approvals required to market and sell such Product, including pricing and reimbursement approvals, have been granted, or otherwise permitted, by governmental or other responsible authorities in such country. For the avoidance of doubt, there shall be no Commercial Sale if:

(1)	Product is used by or on behalf of each of Scinai or its Affiliates for the sole purpose of performing Development; or

(2)	Product is provided to a third party by each of Scinai or its Affiliates, and used by such third party solely to conduct Clinical Studies with respect to Product; or

(3)	limited reasonable amounts of Product are used as promotional free samples, free goods, or other marketing programs to induce sales, or for compassionate or similar uses or donations to non-profit organizations, in connection with which Product is supplied without charge, it being understood that in the event that Product is sold as Combination Product, then Net Sales, for purposes of determining royalty payments on the Combination Product, shall be calculated as follows: (1) In the event the Product and the other pharmaceutically active ingredient(s) are sold separately during the royalty period in question in the country in question, then Net Sales shall be calculated by multiplying the Net Sales of the Combination Product in such country by the fraction A/(A+B), where A is the average gross selling price of the Product sold separately in the country in question during the royalty period in question, and B is the average gross selling price of the other pharmaceutically active ingredient(s) sold separately in the country in question during the royalty period in question; (2) if, on a country-by-country basis, the other pharmaceutically active ingredient or ingredients in the Combination Product are not sold separately in that country, Net Sales shall be calculated by multiplying the actual Net Sales of such Combination Product by the fraction A/C, where A is the invoice price of the Product if sold separately, and C is the invoice price of the Combination Product. If, on a country-by-country basis, neither the Product nor the other pharmaceutically active ingredient(s) of the Combination Product is sold separately in a country, the value of the pharmaceutically active ingredient(s) for the purpose of determining Net Sales shall be determined between the Parties in good faith;

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(iii)	“Combination Product” means a Product containing, as its pharmaceutically active ingredients, (1) Product, and (2) one or more other pharmaceutically active ingredients. For the avoidance of doubt, drug delivery technologies, adjuvants, excipients and the like shall not be deemed to be “active ingredients”, except in the case where a Regulatory Authority recognizes such delivery technologies, adjuvant, excipients or the like as an active ingredient.

6.3.2	Sublicense Payments will terminate on a country-by-country basis earlier of patent expiration (or market exclusivity) or 10 (ten) years after the first Commercial Sale of the Product in the applicable country.

6.4	No Double Payments of Sublicense Payments and Milestone Payments

In case of Sub-license, the Sellers shall only participate in Sublicense Payments set forth under Section 6.3.1(a), and the Milestone Payments set forth in Section 6.2 shall only be payable if the Buyer or its Affiliates themselves achieve any of the listed Milestone Events.

6.5	Participation in Company’s shareholders contingent payback to Sofinnova

In addition to the Consideration, the Milestone Payments and the Sublicense Payments, the Buyer shall pay to the Sellers as conditioned variable consideration for their respective Quota - and then the Sellers shall pay to Sofinnova Telethon SCA-RAIF (“Sofinnova”) - (a) an amount equal to [***], and/or (b) an amount equal to [***] (the “Sofinnova’s Payments”), until the earlier of (i) the aggregate amounts paid to the Sellers under letters (a) and (b) are equal to [***] ([***]), and (ii) the expiry of the payment obligation of the Sellers towards Sofinnova as provided in the separate agreement among them but in no event longer than until December 31, 2034 (it being understood that to this aim, the Sellers shall notify the Buyer in writing without undue delay of expiry of this payment obligation).

6.6	Pass through on sale of Rare Pediatric Disease Priority Review Voucher (“RPV”)

In addition to the Consideration, the Milestone Payments, the Sublicense Payments and the Sofinnova’s Payments, the Buyer shall pay to the Sellers as conditioned variable consideration for their respective Quota, subject to the Voucher program being re-activated after the Signing Date, an amount equal to 5% (five percent) of the net receipts (i.e., gross amount received from a third party minus direct costs of securing a sale of the voucher, payments to a broker and legal fees in connection with securing the sale of the voucher and the costs of developing the Product and securing the approval that gave rise to the voucher) received by Buyer or its Affiliates for the sale of a Rare Pediatric Disease Priority Review Voucher - pursuant to Section 529 of the Federal Food, Drug and Cosmetic Act obtained for PC111 by Buyer or its Affiliates (the “RPV Consideration” and, jointly with the Milestone Payments, the Sofinnova’s Payments and the Sublicense Payments, the “Additional Payments”).

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6.7	Anti-stacking

All Additional Payments provided under Sections 6.2 through 6.6 will be subject to anti-stacking reductions equal to 50% of all third-party royalties or other third-party payments due with respect to a product incorporating Company Assets; however, such anti-stacking reductions shall in no event result in a reduction of the Additional Payments exceeding 50% (therefore, achieved such threshold, no further reduction will be applied).

6.8	VAT

The Parties assume that Buyer itself should not owe payment of value added tax (or any similar tax under the law of any other jurisdiction (“VAT”) in addition to any amount set forth herein as Consideration, but rather VAT is deemed included in such amounts and VAT needs to be deducted from such amounts and transferred to the competent tax authorities by Sellers if it applies.

6.9	Sellers’ oversee right

In order to allow the Sellers to check whether the conditions for the Additional Payments have been met and in which measure, Scinai shall, and shall cause its Affiliates and the Company to, (i) allow the Sellers and its advisors to reasonably access the relevant books and records of Scinai, its Affiliates and the Company during normal business hours as needed to carry out such review, and (ii) cooperate in good faith with the Sellers and its advisors in connection with the review of the relevant documents and the matters connected thereto, it being understood that this right shall be limited to the documents and information needed to check whether the conditions for the Additional Payments have been met and in which measure. The oversee right shall be limited to one review per calendar year and, with regard to each Additional Payment, shall only be exercisable during a period of two (2) years after Sellers’ receipt of Scinai’s or Buyer’s notification about the amount of the respective Additional Payment.

7.	NO LEAKAGE

7.1	No leakage undertakings

7.1.1	The Sellers hereby warrant (in the form of an independent warranty) that:

( )	in the period from (and including) January 1, 2025 and up to (and including) the Signing Date, no Leakage, other than Permitted Leakage, has occurred which has not been remedied prior to or on the Signing Date, if not agreed otherwise by the Parties;

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(a)	in the period from (and excluding) the Signing Date and up to (and including) the Closing Date, no Leakage, other than Permitted Leakage, will occur which will not have been remedied prior to the Closing Date, if not agreed otherwise by the Parties.

7.1.2	The Sellers hereby undertake to procure that in the period after (and excluding) the Signing Date and up to (and including) the Closing Date, no Leakage, other than the Permitted Leakage, will occur without the Buyer’s prior written consent.

7.2	Remedies

7.2.1	Subject to the occurrence of Closing, in the event that, after the Closing Date, the Buyer (i) discovers any Leakage occurred in the period from (and including) January 1, 2025 and up to (and including) the Closing Date, the Buyer shall give written notice to the Sellers of any such circumstance (the “Leakage Claim”). The Leakage Claim shall be accompanied by reasonable details thereof and to the extent available reasonable supporting evidence. The right of the Buyer to raise Leakage Claims shall elapse on [***].

7.2.2	Following delivery of a Leakage Claim, the Sellers shall have thirty (30) Business Days to review the Leakage Claim and the underlying documentation, and, if they dissent with the Leakage Claim, to send (under penalty of forfeiture, “a pena di decadenza”) to the Buyer a notice of disagreement setting out the matters and the reasons of the disagreement (the “Challenge Notice”). If the Sellers does not deliver a Challenge Notice within such term, then the relevant Leakage Claim shall become final and binding between the Parties.

7.2.3	In order to allow the Sellers to review any Leakage Claim, the Buyer shall, and shall cause the Company to, (i) allow the Sellers and its advisors to reasonably access the relevant books and records of the Company during normal business hours as needed to carry out such review, and (ii) cooperate in good faith with the Sellers and its advisors in connection with the review of the relevant Leakage Claim and the matters connected thereto.

7.2.4	Following delivery of a Challenge Notice, the Buyer and the Sellers shall negotiate in good faith to resolve the disagreements contained in the Challenge Notice (it being agreed that all matters contained in a Leakage Claim that are not disagreed in the relevant Challenge Notice shall be considered accepted by the Sellers).

7.2.5	If the Buyer and the Sellers are unable to reach an amicable solution within 15 (fifteen) Business Days of the receipt by the Buyer of a Challenge Notice, such disagreements and the related matters in dispute (the “Disputed Matters”) may be submitted by either Party to the decision of the Independent Expert, and the following provisions will apply.

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7.2.6	The Independent Expert shall:

( )	consider only the Disputed Matters;

(a)	allow the Sellers and the Buyer to present their reasons and objections;

(b)	provide reasonably detailed written explanations of its determination with respect to any Disputed Matter;

(c)	act as an expert (perito contrattuale) and not as an arbitrator (arbitro), provided that the Independent Expert shall have the power to independently construe the provisions of this Agreement which are relevant for the performance of its services under this Section 7.2.6 and to resolve any dispute arising between the Parties in respect of the construction of such provisions.

7.2.7	The Sellers and the Buyer agree and undertake that, if the Independent Expert requires the execution of an engagement letter, or similar document or agreement, as a condition for its agreeing to perform the services called for under this Agreement, they undertake to negotiate the engagement letter with the Independent Expert in good faith and to accept all customary terms and conditions that the Independent Expert might request as a condition for its agreeing to perform such services, including, but not limited to, fees at market conditions and any indemnity and hold harmless clauses in favour of the Independent Expert.

7.2.8	Within 45 (forty-five Business Days following its appointment (or within the different term set out in the engagement agreement between the Sellers, the Buyer and the Independent Expert), the Independent Expert shall prepare and deliver to the Sellers and the Buyer its determination of the Disputed Matters, determination that will be final and binding among the Parties and not subject to any appeal (except in the event of fraud).

7.2.9	The Buyer and the Sellers shall be copied on any communication between the Independent Expert and, respectively, the Sellers and the Buyer. Whenever the Independent Expert wishes to meet or discuss with the Sellers or the Buyer, it will also enable the other to participate in such meeting or discussion.

7.2.10	The Sellers and the Buyer shall, and the Buyer shall cause the Company to, provide the Independent Expert with all information and documents, assistance and cooperation, and access that the Independent Expert may reasonably require for the purpose of carrying out its tasks.

7.2.11	The costs and expenses (including any applicable Taxes charged by the Independent Expert) of the Independent Expert shall be equally shared between Buyer, on the one hand, and the Sellers, on the other hand.

7.2.12	The amount of any Leakage, as finally determined by the Parties or by the Independent Expert pursuant to Sections 7.2.4 and 7.2.5 above or however not subject to a Challenge Notice within the term set forth in Section 7.2.1 (as the case may be), that has not been already repaid or reimbursed to the Buyer or the Company by the Sellers, shall be paid to the Buyer by the Sellers on an Euro for Euro basis within twenty (20) Business Days of the final determination by the Parties or by the Independent Expert or by the expiration of the term set forth in Section 7.2.1 (as the case may be).

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7.2.13	Any payment made by the Sellers to the Buyer under this Section 7.2 shall be treated to the maximum extent permitted by Law as a reduction of the Consideration.

7.2.14	Any amount of Leakage will be calculated on an after-Tax basis (it being understood that, for this purpose, “on an after-Tax basis” means the amount of each Leakage item minus (a) the amount of VAT due in respect of such Leakage items, and (b) an amount equal to such portion of the Leakage item as is identified as deductible for corporate income tax purposes multiplied by the corporate income tax rate under applicable Law).

7.2.15	For the purposes of this Agreement:

( )	“Leakage” means, with the express exclusion of any Permitted Leakage and without prejudice to Section 10:

(i)	any dividend, withdrawal or other form of distribution, whether in cash or in kind, declared, paid or made by the Company to any Seller;

(ii)	the grant of any loan by the Company to any Seller;

(iii)	any repayment of any shareholder loan or the payment of any interest on any shareholder loan granted by any Seller to the Company;

(iv)	any waiver or release, or commitment to waive or release, by the Company of any amount or obligation owed or due to it, towards or to the direct benefit of any Seller without adequate consideration;

(v)	any assumption or grant of any guarantee or security by the Company for any financial debt owed by a Seller;

(vi)	any assumption by the Company or discharge of, or indemnity from, any liability (including any recharge of costs of any kind) of a Seller, or of a third party for the direct benefit of any Seller, without adequate consideration;

(vii)	any payment by the Company of any advisory, management, transaction or other fees or expenses, service charges, license or royalty fees to the Sellers other than pursuant to commercial agreements entered into (a) in the ordinary course of Company’s trading/business and (b) for the benefit of the Company;

(viii)	any return of capital (whether by way of a reduction of capital or redemption or purchase of its own shares or otherwise) to any Seller by the Company;

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(ix)	any payment by, or on the account of the Company, of any brokerage, finder’s fee, commission, advisory fees or expenses, bonus, extra compensation, severance payment or other incentive to any third party (including to any Seller) in connection with or in respect of (a) the preparation, negotiation or execution of this Agreement, or (b) the preparation and consummation of the Transaction;

(x)	any payment of bonuses or provision of other benefits by the Company to any Seller, as well as the payment by the Company of any taxes, including wage tax and social security contributions, due by any Seller, in each case in connection with (a) the execution of this Agreement, or (b) the preparation and consummation of the Transaction;

(xi)	any other transfer of any asset or right from Company to any Seller, or to a third party for the direct benefit of any Seller, without adequate consideration; or

(xii)	any obligation to do any of the matters listed in points (i) to (xi) in each case irrespective of whether any performance is made or becomes due prior to or after the Closing Date;

(a)	“Permitted Leakage” means:

(i)	payment of any trade debt to any Seller incurred in the ordinary course of business;

(ii)	payment of any third party financial debt and operational debt including operational leasing obligations incurred in the ordinary course of business;

(iii)	any payment made to or benefit received under or in connection with (a) an employment agreement, contract for services, consultancy, directorship or other advisor agreement between Company and a Seller, any Affiliate of a Seller, and/or (b) the resolutions taken by the competent corporate bodies of the Company, and which has not been entered into in connection with or anticipation of (1) the preparation, negotiation or execution of this Agreement, or (2) the preparation and consummation of the Transaction;

(iv)	any payments made or liability incurred or paid or agreed to be paid or payable in connection with any matter undertaken by or on behalf of Company at the written request or with the written agreement of Scinai and/or its Affiliates, all of the liabilities mentioned under letters (i), (ii) and (iii) limited to the amount provided under Exhibit 10 and without prejudice to the provisions of Section 10.

7.2.16	The Parties agree that the provisions in this Section 7 are conclusive with respect to Leakage and Permitted Leakage and no further rights shall accrue in connection therewith, any other remedy being expressly excluded, and, for the sake of clarity, there shall be no double counting in respect of any Leakage.

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8.	INTERIM PERIOD

8.1	After the Signing Date and until the Closing Date, the Sellers will procure that the Company carries on the Business in the ordinary course, except (i) if expressly provided otherwise in this Agreement, (ii) for matters or acts which are required to be done according to Law, or (iii) for matters or acts which are done or omitted to be done with the approval of the Buyer.

8.2	In particular, after the Signing Date the Sellers shall cause the Company not to take any of the following acts or measures:

( )	purchase any real estate property, in part or in whole or purchase any similar rights;

(a)	purchase or sell interests or shares in other companies or set up new companies;

(b)	sell, lease, license or encumber in any way the business operation of the Company in whole or material parts thereof or any of the Company Assets, or engage in any activity that could have the effect of frustrating the intent of this Agreement vis-a-vis the Buyer and its purpose in entering into this Agreement;

(c)	filing of a petition in insolvency or for reorganization or similar arrangement for the benefit of creditors, commencement of bankruptcy or insolvency proceedings, assignment of all or substantially all of its assets for the benefit of its creditors, or liquidation for other reasonsfiling for insolvency or bankruptcy proceedings or any general assignment of assets or quota for the benefit of creditors;

(d)	commence business in new areas outside the business;

(e)	make material changes to the payment targets or conditions of suppliers;

(f)	exchange information on the Company and/or the Company Assets, or make any commitments, to (potential) third-party investors - except for potential investors in Buyer/Scinai SPV - without the prior written consent of the Buyer and/or Scinai.

8.3	After the Closing date and until June 30, 2029, Scinai and the Buyer shall not, and shall cause their Affiliates not to:

( )	take or order any acts or measures with regard to the Company which are likely to result in an indebtedness or bankruptcy of the Company (excluding any indebtedness related to normal course of business);

(a)	merge the Company with other entities, de-merge the Company or the Company Assets or liquidate the Company,

all without the prior written consent of Sellers.

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9.	CONDITIONS TO CLOSING

9.1	Closing Condition

9.1.1	Subject to (i) the delivery of the Option Notice pursuant to Section 3.5 and (ii) the payments provided under Section 6.1.1 having occurred in full and, therefore, the Agreement not having been terminated pursuant to Section 6.1.3, the Closing of the Acquisition shall only take place if the Golden Power Clearance has been obtained (the foregoing, as the “Closing Condition”).

9.1.2	The Closing Condition is provided in the interest of both Sellers and Buyer, and, therefore, it may be waived only with the written consent of both Sellers and Buyer.

9.2	Golden power

9.2.1	The Parties shall use their best efforts in order to enable the satisfaction of the Golden Power Clearance as soon as possible. In particular:

( )	no later than 10 (ten) Business Days from the Signing Date, the Company and the Buyer shall jointly file with the Golden Power Authority all applications, requests and other documents that are required under the Golden Power Law to obtain the Golden Power Clearance. In this respect the Company and the Buyer (each to the extent of its competence):

(i)	shall provide the Company and the Buyer (as the case may be) a copy of all drafts of the notifications to any Golden Power Authority reasonably in advance before submission;

(ii)	take into account any reasonable comments made by the Company and the Buyer (as the case may be);

(iii)	timely comply with any request of information received from any competent Golden Power Authority in order to procure the obtainment of the Golden Power Clearance;

(a)	the Company and the Buyer shall keep each other timely informed in the event of requests of information from any Golden Power Authority.

9.3	Cooperation regarding Closing Condition

Where fulfilment of any Closing Condition requires a Party’s active involvement or assistance, or where a Party is capable of preventing its fulfilment, that Party is obligated to use Commercially Reasonable Efforts to procure that the Closing Condition is fulfilled as soon as practicable.

9.1	Costs of proceedings, permits or authorisations

Each Party will bear its own costs incurred in connection with all proceedings, permits or authorisations required or foreseen or otherwise required in connection with the consummation of the transactions contemplated by this Agreement subject to the reimbursement as set forth in Section 20.4.3.

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10.	RUNNING COSTS OF THE COMPANY

10.1	In addition to reimbursement of Transaction Costs pursuant to Section 20.4.3, the Buyer agrees that the Company will assume and pay the expenses required for the day-to-day operation of the Company (the “Running Costs”) actually incurred by the latter until the Closing Date (included) as follows:

( )	in case (i) the Grant is awarded fully and (ii) the Closing of the Acquisition occurs, the Company shall sustain and pay, or reimburse to the Sellers if they have funded the Company in the meanwhile, at the latest on the Closing Date, the Running Costs actually incurred until the Closing Date up to the amounts provided under Exhibit 10; or

(a)	in case (i) the Grant is not fully awarded and (ii) the Closing of the Acquisition occurs before or on September 30, 2025, the Company shall sustain and pay, or reimburse to the Sellers if they have funded the Company in the meanwhile, at the latest on the Closing Date, the Running Costs actually incurred until the Closing Date up to the amounts provided under Exhibit 10;

(b)	in case (i) the Grant is not fully awarded and (ii) the Closing of the Acquisition occurs after September 30, 2025, the Company shall sustain and pay, or reimburse to the Sellers if they have funded the Company in the meanwhile, at the latest on the Closing Date, the Running Costs actually incurred from September 1, 2025 to the Closing Date up to the amounts provided for this period under Exhibit 10, it being understood that, at the Closing Date, the Buyer shall inject into the Company the equity resources needed by the latter to perform the payments and/or the reimbursements pursuant to the above.

10.2	Should the Running Costs actually incurred from the Company until the Closing Date be in excess to the ones provided under Section 10.1 (depending on the different scenarios thereto provided), the Sellers shall, at the latest on the fifth (5th) Business Day before the Closing Date, fund the Company in cash with the amount necessary to balance the difference (the “Balance”) providing written evidence of this funding to the Buyer.

10.3	Subject to the occurrence of Closing, in the event that, after the Closing Date, the Buyer discovers any Running Cost not covered pursuant to Section 10.2, the Buyer shall give written notice to the Sellers of any such circumstance. The right of the Buyer to raise this challenge shall elapse on June 30, 2026. Sections from 7.2.1 to 7.2.14 and Section 7.2.16 shall apply, mutatis mutandis.

11.	CLOSING

11.1	Closing Date

11.1.1	Subject to the occurrence of the Closing Conditions, the performance of the Closing Actions (“Closing”) will take place in Milan, before the Notary Public:

( )	as soon as reasonably practical after the delivery of the Option Notice but not later than 20 (twenty) Business Days thereafter; or

(a)	on such other day, or at such other place, the Parties may agree in writing.

(“Closing Date”).

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11.2	Closing Actions

11.2.1	On the Closing Date, the Parties shall perform the following actions (the “Closing Actions”):

( )	the Sellers shall:

(i)	cause all the directors of the Company to resign from their office, effective as of the Closing Date, and deliver to the Company, with copy to the Buyer, letters of resignation in the form enclosed under Exhibit 11.2.1 (a) (i);

(ii)	exercise his/her option rights under the ESOP;

(iii)	cause the ordinary Quotaholders’ meeting of the Company to be validly held to (1) appoint new directors to be designated by the Buyer and (2) discharge all resigning directors under Section 11.2.1(a)(i) from any liabilities incurred by reason of their offices up until the Closing Date and renounce to vote in favour of any liability action against them (except for any liabilities arising from willful misconduct (“dolo”));

(iv)	provide their consent to the release of the Deed of Pledge 1 and perform the relevant formalities;

(a)	the Buyer and the Seller enter into, before the Notary Public, the deed of transfer pursuant to article 2470 of the Civil Code - without any novation of this Agreement - providing the sale and purchase of the Quota from the Sellers to the Buyer as provided under Section 3.7.1;

(b)	Scinai shall deliver to the Company a signed letter of release and discharge and hold harmless addressed to each resigning director under Section 11.2.1(a)(i) in the form attached as Exhibit 11.2.1 (c);

(c)	the Buyer and AA, CP, RL and BB shall enter into the Executive Agreements;

(d)	the Buyer shall (i) inject into the Company the equity resources needed pursuant to Section 10.1 and (ii) cause the Company to perform the payments and/or reimbursements provided under Section 10.1 (including the Transaction Costs pursuant to Section 20.4.3);

(e)	the Company, the Sellers and the Buyer shall enter into the Deed of Pledge 2 and perform all the relevant formalities thereto provided;

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(f)	the Sellers shall provide a written confirmation to the Buyer that the Seller’s Warranties are still true and correct at Closing Date, as possibly updated by the Updated Disclosure Schedule;

(g)	all Parties shall execute any other document and/or instrument and comply (or procure compliance) with any other formality necessary to achieve the completion of the Closing.

11.3	One Transaction - No Novation

11.3.1	Any and all conditions, actions and transactions constituting the Closing (including without limitation all the documents to be executed at the Closing Date and deliveries to be carried out at the Closing Date pursuant to this Agreement) shall be regarded for the purposes of the Closing as a single transaction so that such conditions, actions and transactions shall be deemed to occur simultaneously, and no such transaction shall be deemed to have been consummated until all such conditions, actions and transactions have been consummated. In the event that any action or transaction constituting the Closing fails to be fulfilled by a Party or is defective, at the option of the Party having interest to the fulfilment or proper execution of the specific action or transaction, such Party shall be entitled to refuse to fulfil its obligations unless and until all the other actions and transactions constituting the Closing shall have taken place as provided in this Agreement.

11.3.2	The consummation of all conditions, actions and transactions at the Closing shall not affect, be deemed a waiver of or to, amend, nor have any effect of novation (effetto novativo) upon this Agreement, which shall remain effective as stated herein also after the Closing without the necessity for the Parties to reiterate or otherwise confirm their commitment with respect thereto.

12.	RIGHT TO WITHDRAW

12.1	Right to withdraw

12.1.1	The Buyer, Scinai SPV and Scinai may jointly withdraw from the Agreement by written notice to the Sellers:

( )	if the Updated Disclosure Schedule Discloses any credible Third-Party Claims or regulatory measures which:

(i)	are directed against the use of a material part of the Company Assets (e.g. cease-and-desist/injunctive relief claims); or

(ii)	amount to a total potential Loss of the Company which exceeds [***] ([***]).

(a)	if the Sellers fail, in breach of Section 10.2, to fund the Balance for a total amount exceeding [***] ([***]).

12.2	Exercise of Right to Withdraw

12.2.1	Scinai shall exercise for itself and on behalf of Buyer and/or Scinai SPV the right to withdraw according to Section 12.1 by written notice to the Sellers at the latest until and including 2 (two) Business Days before the planned Closing Date (the “Rescission”).

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12.3	Legal Consequences of Rescission

12.3.1	In the event of any Rescission under Section 12.2:

( )	this Agreement (including the License Agreement) will be automatically terminated and no Party will have any liability or responsibility to the other except as specified in the remaining sub-clauses of this Section 12.3 and in Section 12.3.2, which continue in full force and effect; and

(a)	all amounts due and payable under this Agreement up to but not including the date of Recission shall remain due and payable.

12.3.2	Section 1, this Section 12, and Section 20 survive any Rescission, without limit in time.

12.3.3	A Rescission of this Agreement in accordance with Section 12.2 is without prejudice to any Claim by Buyer or Scinai against the Sellers for reimbursement of the payments of the Consideration made by Scinai and/or Buyer to the Sellers prior to the date of Rescission, it being understood that the liability of the Sellers will always be limited to the Consideration actually received from Scinai.

13.	SELLERS’ WARRANTIES

13.1	Sellers warrants to the Buyer (in the form of independent warranties) that, to Sellers’ Knowledge, each of the warranties set out in Exhibit 13.1 (each a “Sellers’ Warranty” and collectively the “Sellers’ Warranties”) is true and correct as at the Signing Date and will be true and correct as at the Closing Date, or at any such other date specifically mentioned in any respective Sellers’ Warranty. Seller’s Warranties are therefore understood to be given limited to Sellers’ Knowledge.

13.2	The scope and limits of the warranties given in Section 13.1 are determined by Sections 14 and 15 which form an integral part of that Sellers’ Warranties. Should there nevertheless in an individual case be an unresolvable contradiction between individual Sellers’ Warranties and liability limitations in this Agreement, the Parties agree that the liability restriction takes precedence.

13.3	The Sellers’ Warranties and Buyer’s Warranties and the consequent indemnification obligations constitute, as a whole, an ancillary warrantee agreement - aimed at voluntarily sharing certain risks between the Parties in order to restore their financial and economic position in case of inaccuracy of any representation or warranty - and that, therefore, are not subject to the prescriptions and limitations provided by Article 1495 (Termini e condizioni per l’azione) of the Civil Code.

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14.	BREACH OF SELLERS’ WARRANTIES

14.1	General provisions

14.1.1	Subject to the occurrence of the Closing, on the terms and subject to the exclusions, deductions and limitations under this Agreement (including Section 15), without prejudice to Section 13.3, the Sellers shall indemnify and hold harmless:

( )	the Buyer in respect of 100% of any Losses that it has incurred or suffered as a direct consequence of any of the Sellers’ Warranties under paragraphs 1 and 2 of Exhibit 13.1 being untrue or incorrect; and

(a)	the Buyer (or, at the Buyer’s request, in its discretion, the Company) in respect of 100% of any Losses other than those indemnified under previous letter (a), incurred or suffered by the Company as a direct consequence of any of the Sellers’ Warranties under paragraphs 3 to 12 of Exhibit 13.1 being untrue or incorrect.

14.1.2	Any amounts paid by the Sellers to the Buyer under this Section 14.1.1 shall be treated for all purposes, to the extent permitted under applicable Law, as an adjustment to the total sum of the Consideration, Milestone Payments and Additional Payments paid to Sellers.

14.2	Notice of Warranty Breach

14.2.1	If, after Closing, the Buyer becomes aware of any Sellers’ Warranties being untrue or incorrect or any circumstances which are reasonably likely to result in any Sellers’ Warranties being untrue or incorrect (the “Warranty Breach”), the Buyer will notify the Sellers within twenty (20) Business Days of becoming aware of such Warranty Breach. Such notification must state the nature of the Warranty Breach and, to the extent reasonably possible at that point in time, a good faith estimate of the amount of the Losses which are likely to be suffered by the Buyer or the Company as a result of such Warranty Breach. Failure to timely or correctly make such notification shall only reduce the Sellers’ liability if and to the extent such failure has prejudiced the Sellers’ rights or increased the Losses.

14.3	No other Remedies

The Buyer acknowledges and agrees that all legal remedies for a breach or incorrectness of Sellers’ Warranties other than those specified in Section 14.1 are hereby excluded. In particular, claims for or based on a reduction of the Consideration and/or Additional Payments, rescission or other claims for defects, culpa in contrahendo, breach of contract or frustration of contract are excluded except in the case of wilful misconduct (dolo). Therefore, no breach or incorrectness of any Sellers’ Warranties shall entitle the Buyer to terminate this Agreement or not perform the Closing or the obligations under this Agreement, including under Article 1460 of the Civil Code or to commence any action under Articles 1492, 1494 and 1497 of the Civil Code.

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15.	LIMITATION OF SELLERS’ LIABILITY

15.1	Limitation Period

15.1.1	In no event shall the Sellers be responsible to the Buyer in respect of any issue, event and/or circumstance giving rise to indemnification pursuant to Section 14.1 which is notified (the “Claims”) to the Sellers after:

( )	twenty-four (24) months after the Closing in respect of Claims concerning the Sellers’ Warranties set out in paragraphs 1 and 2 of Exhibit 13.1; and

(a)	twelve (12) months after the Closing in respect of Claims concerning all the other Sellers’ Warranties.

15.2	De Minimis

The Sellers shall not be liable for any Loss suffered by the Buyer relating to any individual Claim having a value lower than Euro 5,000.00 (five thousands/00) (the “De Minimis”), nor shall the amount of any such De Minimis be taken into account to calculate the Basket (as defined below), except for serial claims arising from the same cause and/or event which in aggregate are higher than the De Minimis.

15.3	Basket

The Sellers shall not be liable for any Loss unless and until the aggregate amount of any and all Claims relating to Loss indemnifiable by the Sellers to the Buyer pursuant to this Agreement exceeds Euro 20,000.00 (twenty thousands/00) (the “Basket”); provided that once this Basket is exceeded the Sellers’s liability shall be limited to the amount exceeding the Basket.

15.4	Cap

The liability of the Sellers pursuant to Section 14.1 shall, in any event, be limited to the total amount of the Consideration and Additional Payments already paid up to the date on which the respective Claim is raised or due and payable in the future by Buyer or Scinai to Sellers.

15.5	Limitations on Sellers’ Liability

15.5.1	Any liability of the Sellers in respect of any Claim pursuant to Section 14.1 is excluded or reduced to the extent that:

( )	the facts forming the basis of the Claim:

(i)	are referred to in this Agreement (including the Exhibits);

(ii)	are referred to in the draft financial statements of the Company for the fiscal year ending on December 31, 2024 attached as Exhibit 15.5.1(a)(ii);

(iii)	have been taken into account in the determination of the Consideration;

(a)	any measure or action has been taken or omitted to be taken with respect to the subject matter of the Claim prior to the Closing Date at the written request, or with the express written approval or acquiescence, of the Buyer;

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(b)	the Buyer or the Company has caused or contributed to such claim after the Closing Date;

(c)	the Buyer or the Company has actually recovered any amounts from any third party (including any insurance company), it being therefore understood that the Buyer shall promptly reimburse or cause to be reimbursed to the Sellers any amount received from third parties (including insurance companies) that the Buyer and/or the Company have actually received with respect to a Loss which has previously been indemnified pursuant to the provisions hereof.

15.5.2	The Sellers’ indemnification obligation pursuant to Section 14.1 shall be reduced by the amount of any liability, loss, cost or damage if, and to the extent that, such liability, loss, cost or damage would not have arisen or would have been reduced if the Buyer or the Company after the Closing Date has used its reasonable diligence to mitigate any cost or loss resulting from a breach of any Seller’s Warranties.

15.5.3	The Sellers shall not be liable at any time for indemnification under Section 14.1 to the extent that the acts, omissions, circumstances or events giving rise to Sellers’s liability are arising from all matters Disclosed in the Annexes to the Sellers’ Warranties and/or from the updated Disclosure Schedule that the Sellers will be entitled to deliver to the Buyer until no later than 10 (ten) Business Days prior to the Closing (the “Updated Disclosure Schedule”).

15.5.4	The Sellers’s shall not be required to indemnify the Buyer under Section 14.1 in respect of any claim notified by the Buyer to the extent that it arises or is increased as a result of any change in Law or in Accounting Principles occurring after the date hereof (irrespective of the change purporting to be effective retroactively in whole or in part).

15.5.5	The indemnification due by the Sellers to the Buyer under Section 14.1 shall be computed without regard to any multiple, price-earnings or other ratio implicit in the negotiation or determination of the Consideration or the Additional Payments.

15.6	Contingent Liability

If any Claim against the Sellers arises by reason of a liability of the Company which is a contingent liability when the Claim is notified to the Sellers, the Sellers are not obliged to make any payment to the Buyer but shall indemnify and keep indemnified the Buyer or, at the request of the Buyer, the Company, upon the contingent liability ceasing to be contingent and becoming an actual liability and due and payable. So long as any Claim against the Sellers arising by reason of a contingent liability has been notified to the Sellers in accordance with Section 14.2 the limitation period pursuant to Section 15.1 shall be suspended until the Claim is no longer contingent.

15.7	Indemnification procedure

15.7.1	After having received a Claim for a Warranty Breach, the Sellers shall be entitled to challenge in writing such Claim within 40 (forty) Business Days from the day of receipt of it.

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15.7.2	If the Claim sent by the Buyer for a Warranty Breach is challenged by the Sellers according to Section 15.7.1, then during a period of 20 (twenty) Business Days following the receipt by the Buyer of the challenge notice sent by the Sellers, the concerned Parties shall attempt to resolve any differences which they may have on any matters of such notice. If, at the end of such period, the concerned Parties fail to reach an agreement in writing with respect to all such matters, then the concerned Parties may submit such unresolved matters pursuant to Section 21.

15.7.3	If, conversely, the Claim for a Warranty Breach sent by the Buyer is not challenged by the Sellers according to Section 15.7.1, the Claim raised by the Buyer shall be considered definitively accepted by the Sellers and the latter shall be bound by it and be obliged to indemnify the Buyer for the amount indicated in the Claim sent by the latter.

15.8	Third-Party Claims

15.8.1	If the matter or circumstance that may give rise to a Claim against the Sellers under this Agreement is a result of, or is in connection with, a (i) any claim made against, or request or demand made to, the Buyer or the Company by any third party (including arbitrator or any Authority), and (ii) any investigation by any third party (including arbitrator or any Authority) (the “Third-Party Claim”), then the Buyer shall give notice of such Third-Party Claim to the Sellers within twenty (20) Business Days of becoming so aware (such notice shall be made in writing and contain all reasonable information describing the object of the Third-Party Claim and will include copies of any notice or other documents received from the third party in respect of any such Third-Party Claim), and the following provisions shall apply:

( )	if the Sellers acknowledge the relevant Loss in principle, they will have the right to conduct (and to determine the strategy of) any negotiations, proceedings or appeals relating to any Third-Party Claim and to use professional advisors nominated by the Sellers;

(a)	if the Sellers do not acknowledge the relevant Loss in principle, the Buyer shall:

(i)	consult with the Sellers in respect of such Third-Party Claim (but the final decisions of the strategy will remain with the Buyer);

(ii)	take all reasonable steps or proceedings, including those the Sellers may reasonable consider reasonable necessary, in order to mitigate, avoid, resist, appeal, dispute, contest, remedy, compromise or defend such Third-Party Claim and any adjudication in respect of such Third-Party Claim or enforce against any person (other than the Sellers) the rights of the Company and the Buyer in relation to the matter of subject of the Third-Party Claim;

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(b)	in any event, the Buyer shall, and shall cause the Company to:

(i)	at all reasonable times, allow the Sellers and its representatives access to and to inspect, take and retain copies of, all necessary books, correspondence and records of the Company;

(ii)	require the personnel of the Company to provide statements and proof of evidence, and to attend at any trial or hearing to give evidence or otherwise, and to provide assistance to mitigate, avoid, resist, appeal, dispute, contest, remedy, compromise or defend any Third-Party Claim; and

(iii)	except with the Sellers’ prior written consent, not admit liability in respect of or compromise, or settle any such Third-Party Claims;

(c)	if the Buyer and/or the Company receive an offer to settle any Third-Party Claim but, notwithstanding the Sellers’ consent to such proposed settlement, the Buyer elects not to, and/ or to cause the Company not to, so settle such Third-Party Claim, the Sellers, without prejudice to any other exclusion, deduction and / or limitation of the Sellers’ liability under this Agreement, shall not be liable in respect of any Loss exceeding the amount of the proposed settlement.

15.9	Liability for Third-Party Claims

The Sellers are not liable for any additional damages in accordance with Section 15.8 arising from or in connection with a Third-Party Claim to the extent the Buyer and/or the Company have not reasonable complied with the provisions of Section 15.8 in respect of such Third-Party Claim. The reasonable costs and expenses incurred by the Buyer and the Company in defending such Third-Party Claim constitute Losses for the Buyer which will be compensated by the Sellers when the Third-Party Claim results in a Warranty Breach. The costs and expenses incurred by the Sellers in connection with any defence against a Third-Party Claim will be borne by the Sellers.

16.	SCINAI’S WARRANTIES AND LIABILITY

16.1	Scinai warrants to the Sellers (in the form of independent warranties) that each of the warranties set out in Exhibit 16.1 (“Scinai’s Warranties”) is true and correct as at the Signing Date and will be true and correct as at the Closing Date, or at any such other date specifically mentioned in any respective Scinai’s Warranty.

16.2	The Buyer shall indemnify the Sellers with respect to any Loss that the Sellers have incurred or suffered resulting from or relating to any breach or incorrectness with respect to any Scinai’s Warranties.

16.3	Breach of Warranties

Section 14 shall apply accordingly to any liability of Buyer and Scinai, mutatis mutandis.

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17.	EMPLOYMENT OF EXECUTIVES

17.1	On the Closing Date, the Buyer shall employ or retain (as it will be agreed in good faith between the concerned individual and the Buyer) AA, CP, RL and BB (the “Company Executives”) - under respective employment or consulting agreements (as the case may be) in the draft that will be agreed in good faith between the concerned Company’s executive and the Buyer (the “Executive Agreements”) - as part of its senior management, with primary responsibilities, including but not limited to managing the drug development activities, the creation of the required packages for IND, BLA or any similar dossier submission in a country other than the United States of America, IP management and any pre-clinical and clinical development of the Company Assets, all the foregoing according to the terms provided in the respective side letter entered into between Scinai, the Company and the concerned Company Executives on the date hereof (the “Side Letter”).

17.2	Each Company Executive will have the right to receive from Scinai:

( )	annual short-term compensation based on his/her performance in accordance with Scinai’s performance-based compensation policy for executives in the form of cash payment equal to a percentage of their annual salary as detailed in the relevant Side Letter;

(a)	annual long-term compensation based on his/her performance in accordance with Scinai’s performance-based compensation policy for executives in the form of Restricted Stock Units (“RSUs”) equal to a percentage of their annual salary (as detailed in the relevant Side Letter) vested over 3 years in three equal annual instalments (1/3 annually starting at the first anniversary after the receipt of the first long term compensation allocation of RSUs). In case the Grant is awarded, the vesting of the first RSUs instalment shall be entirely accelerated to the date of the award.

17.3	The Annual Salaries of the Company Executives (as outlined in the relevant Side Letter) shall begin to accrue from the Closing Date. Payments for the accrued amounts will commence once a minimum of [***] ([***]) has been secured by the Company, by Scinai and/or by the Buyer, or any other vehicle designated for the development of the Company Assets (the “Starting Payment Date”). The accrued salaries between the Closing Date and the Starting Payment Date will be amortized and paid in equal monthly installments over a 12-month period starting from the Starting Payment Date.

17.4	The Executive Agreements of the Company Executives with the Buyer will have an initial duration of two years from the Closing Date, automatically renewing for successive one-year periods unless either concerned Party provides notice of termination not less than ninety days prior to the expiration of the then current term, it being understood that the Annual Salaries shall be paid, according to Section 17.3 and for the period up to the relevant termination date, even if the Starting Payment Date falls after the termination of the relevant Executive Agreement.

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17.5	In addition to the above:

( )	CP will be appointed as member of the Scientific Advisory Board of Scinai, and granted with compensation and duties substantially equivalent to other members serving on the Scientific Advisory Board;

(a)	Scinai and the Buyer shall take into duly consideration, without any obligation in this respect, the hiring or retention of selected talent of the Company, whose CV’s have been shared with Scinai, as employees or consultants of the Buyer.

17.6	The Parties agree that, with effect from the Closing Date, the Executive Agreements concluded according to this Section 17 will replace and supersede the current employment or service agreements of the relevant persons existing as of the Signing Date and/or at the Closing Date and all liabilities of the Company under such employment or service agreements shall be deemed fully discharged upon conclusion of the replacing agreement concluded according to this Section 17.

18.	NON-COMPETE, NON-SOLICITATION

18.1	Non-compete

Each of the Sellers hereby undertakes for a period until the end of two (2) years from the Closing Date (the “Applicable Period”) not to directly or indirectly, alone or jointly with any other person or entity, carry out, be engaged in, assist or have any ownership or interest in any business anywhere where the Company operates which competes with the Business or any part of the Business as conducted per the Signing Date and/or the Closing Date. This undertaking does not apply to any shareholdings or participation which are for investment purposes only and in which none of the Sellers has, directly or indirectly, a management function or any material influence on the conduct of business.

18.2	Non-solicitation

18.2.1	Each of the Sellers shall, until the end of the Applicable Period, not:

( )	solicit or induce, directly or indirectly, any person who is at the Closing Date employed by the Company (a “Restricted Person”) to interfere with the Business or discontinue his or her employment with the Company; or

(a)	hire, retain or attempt to hire or retain any Restricted Person, or any person employed by the Company within the twelve (12) months period prior to the Closing Date.

18.2.2	Notwithstanding the foregoing, general solicitations of employment published in a newspaper, over the internet, or in another publication of general circulation and not specifically directed towards any Restricted Person shall not be deemed to constitute a solicitation or inducement for purposes of Section 18.2.

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19.	CALL-BACK OPTION

19.1	At the terms and conditions set forth under this Section 19 (particularly subject to occurrence of the Triggering Event), the Buyer irrevocably hereby grants to the Sellers, which accept, an irrevocable call option right, pursuant to article 1331 of the Civil Code for the purchase by the Sellers (or by an Affiliate designated by the Sellers under articles 1401 and following of the Civil Code) of all (and not less than all) the Quota (including any further quota or option rights, warrants or other rights to acquire a participation in the corporate capital of the Company) owned by the Buyer in the corporate capital of the Company (the “Call-Back Option Quota”) on the date of exercise of such call option right (the “Call-Back Option”).

19.2	The Sellers hereby accept the grant of the Call-Back Option to purchase the Call-Back Option Quota as set out in Section 19.1.

19.3	The Call-Back Option shall be exercisable by all or only part of the Sellers (or by a company wholly owned by the concerned Seller) (the “Beneficiaries”), it being understood that each of the Beneficiaries will be entitled to exercise its Call-Back Option on the Call-Back Option Quota pro rata, based on the percentage of the quotaholding held by the concerned Seller in the Company as of the date hereof (unless the Beneficiaries agree on any other allocation of the balance of the Call-Back Option Quota).

19.4	The Beneficiaries shall have the right to exercise the Call-Back Option on all the Call-Back Option Quota within (but including) June 30, 2029 but no later (the “Call-Back Option Exercise Period”) in the event the Buyer and/or Scinai and/or their Affiliates have not duly filed, within (and including) December 31, 2028, an IND application for PC111 to the FDA, or any similar dossier application in a country other than the United States of America, providing reasonable evidence to the Sellers of this filing the (the “Triggering Event”).

19.5	The Call-Back Option shall be exercised by the Beneficiaries by means of a written notice submitted to the Buyer and to the Chairman of board of directors of the Company (the “Call-Back Option Notice”).

19.6	The Parties agree that the aggregate price to be paid by the Beneficiaries to the Buyer in case of exercise of the Call-Back Option (the “Call-Back Option Price”) shall be an amount equal to the lower of (i) the Fair Market Value, as determined by the Independent Expert, and (ii) the sum of the amounts funded by the Buyer into the Company at that time, but in any event not less than the nominal value of the Quota of the Company at that time.

19.7	The completion of the sale and purchase of the Call-Back Option Quota as a consequence of the exercise of the Call-Back Option (the “Call-Back Option Closing”) shall take place, before the notary public selected by the Beneficiaries and communicated to the Buyer, no later than the 30th (thirtieth) Business Day following the delivery of the Call-Back Option Notice, save for any delay due to any authorization and/or consent which may be required or appropriate in order to duly implement the relevant transaction under applicable Law.

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19.8	On the Call-Back Option Closing, the Parties shall take the following actions:

( )	the Buyer and the Beneficiaries shall execute all the formalities needed to transfer the full ownership of all the Call-Back Option Quota to the Beneficiaries, free and clear from any encumbrance, and execute and deliver such other agreement, letter, instrument or document as may be necessary, under applicable Law, to transfer to the Beneficiaries full ownership rights in, and title to, all the Call-Back Option Quota;

(a)	the Beneficiaries shall pay to the Buyer the Call-Back Option Price, by means of wire transfer to the bank account that will be timely communicated in advance by the Buyer;

(b)	the Parties shall execute and deliver any other document and/or instrument and comply with any other formality necessary for the transfer of the ownership of all the Call-Back Option Quota of the Buyer in compliance with applicable Law;

(c)	the Buyer shall (i) cause all the directors of the Company to resign or otherwise cease from his/her office as of the Call-Back Option Closing by delivering to the Company a letter in the form enclosed hereto under Exhibit 11.2.1 (a) (i), (ii) use its best efforts to cause the statutory auditors (if any) designated by the same to resign or otherwise cease from their office as of the Call-Back Option Closing;

(d)	the Company shall discharge all resigning directors under Section 19.8(d) from any liabilities incurred by reason of their offices up until the Call-Back Option Closing and renounce to vote in favour of any liability action against them (except for any liabilities arising from willful misconduct (“dolo”));

(e)	the Buyer and the Sellers shall provide its consent to the release of the Deed of Pledge 2 and perform the relevant formalities.

19.9	It is understood that all the actions, fulfilments and formalities to be carried out on the Call-Back Option Closing shall be considered as a unitary, coordinated and indivisible operation. Accordingly, none of the above actions, fulfilments and formalities may be considered as validly completed unless all of them are definitively carried out.

19.10	The Parties agree that the provisions under this Section 19 relating to the Call-Back Option shall be deemed to constitute a wagering agreement (contratto aleatorio) for the purposes of article 1469 of the Civil Code. Therefore, the Parties expressly agree and acknowledge that the remedies provided for in articles 1467 and 1468 of the Civil Code shall not apply.

19.11	The Parties agree that the Call-Back Option is granted in consideration of the mutual undertakings and transactions contemplated herein and that no further consideration is due by the relevant Party to the other Party in exchange for the granting of the above Call-Back Option.

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19.12	In the event of breach of Sections 8.3 or 20.8.2 - or should Scinai and/or the Buyer be declared bankrupt or be subject to an insolvency procedure (including an arrangement with its creditors) or winding up or liquidation before June 30, 2029 - the Call-Back Option shall be immediately exercisable and the pledge provided under the Deed of Pledge 2 shall become immediately enforceable.

20.	MISCELLANEA

20.1	Joint Liability

20.1.1	Scinai will be jointly and severally liable with the Buyer for any obligation arising from this Agreement and relevant Exhibits.

20.1.2	Sellers shall be severally (and not jointly), pro quota based on the percentage of the quotaholding held by the concerned Seller in the Company as of the date hereof, liable towards the Buyer for any obligation arising from this Agreement and relevant Exhibits.

20.2	Cooperation

Sellers on the one side and Buyer on the other side will cooperate, at its own cost and expense, with the other side on the reasonable request of the other side to give full effect to this Agreement, in particular to execute such documents and take such further actions as may be reasonably requested by the other side to carry out the provisions of this Agreement and the transactions contemplated in this Agreement, and unless expressly provided otherwise in this Agreement to obtain in a timely manner all necessary waivers, consents and approvals to effect all necessary registrations and filings. However, Scinai and Buyer shall not be liable to Sellers for any costs, expenses or damages if Buyer in its sole discretion decides not to exercise the Option.

20.3	Payments; No Set-Off or Retention, Taxes

20.3.1	All payments under this Agreement are to be made in Euro and in full when due without any set-off or counterclaim, except as agreed in Section 20.3.4, in immediately available funds and free from any deduction or withholding, except to the extent as may be required by any applicable requirement of law or of any person who has regulatory authority which has the force of law (“Regulatory Requirements”) and such deduction or withholding must not exceed the minimum amount required by such Regulatory Requirements, by applying the exchange rate in € of the European Central Bank of the second (2) Business Days before the relevant due date as set out in this Agreement.

20.3.2	All payments owed by Buyer to the Sellers under this Agreement shall be made to the Sellers by payment to the following bank account of the Notary Public:

Bank account IBAN: IT27U0623052110000015482053

Name: NOTAIO LUCIA FOLLADORI

BIC / SWIFT CRPPIT2PXXX

Bank: Credit Agricole

or to the ones that will be communicated by the Sellers to the Buyer in writing at least 7 (seven) Business Days in advance to the relevant payment date.

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20.3.3	All payments owed by Buyer or Scinai to Sellers under this Agreement shall be deemed paid when transferred to the account referred to above, especially shall not have the obligation to pay directly to each Seller the applicable proportion to each individual Seller. The Sellers themselves shall be solely responsible for the distribution of the Consideration payments amongst the Sellers according to the proportions provided under Exhibit 20.3.3.

20.3.4	Notwithstanding Section 20.3.1, Buyer shall have the right to set-off any credit arising from a Claim against Sellers resulting from a Warranty Breach for which the Sellers are liable in accordance with Section 15 and which credit is due, enforceable and payable (certo, liquido ed esigibile) according to article 1243, first paragraph, of the Civil Code, against any part of the Consideration and Additional Payments which becomes due in the future.

20.3.5	Any notarial fees, registration tax, stamp duty and/or other transfer taxes (including financial transaction taxes), costs and expenses payable in connection with the Acquisition shall be borne 100% by the Buyer (except for any taxes on the Consideration and on any direct or indirect capital gain realized by the Sellers as a result of the sale of the Quota under this Agreement which shall be entirely borne and paid by the Sellers).

20.4	Costs and Expenses

20.4.1	Unless expressly provided otherwise in this Agreement, each Party pays its own costs and expenses in relation to the negotiation, preparation, execution and performance of this Agreement.

20.4.2	The Parties shall equally share all fees, duties and levies resulting from the application to or filing with any Authority.

20.4.3	Buyer agrees that at the Closing Date the Company shall pay evidenced Transaction Costs as outlined in Exhibit 10 as follows (which shall not constitute a Leakage):

( )	evidenced Transaction Costs up to a maximum amount of [***] (in total) if the Grant is not awarded; or

(a)	evidenced Transaction Costs up to a maximum amount of [***] (in total) if the Grant is awarded.

20.4.4	The term “Transaction Costs” shall mean Sellers’ costs for legal and tax advice in connection with the Transactions contemplated under this Agreement (including) in connection with the review and negotiation of this Agreement, the Golden Power submission, IP and quote pledge, license agreement, tax advisory), but limited to such costs actually incurred as evidenced by written documentation.

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20.5	Confidentiality, Announcements

20.5.1	Each Party shall keep confidential, and shall cause that any of its Affiliates keeps confidential:

( )	the content of the negotiations relating to and concerning this Agreement and its Exhibits;

(a)	the subject matter and terms and conditions of this Agreement and its Exhibits;

20.5.2	Either Party may disclose any information that it is required to keep confidential under Section 20.5.1:

( )	as follows:

(i)	to its employees, professional advisors, consultants, or officers (including its shareholders) as is reasonably necessary to advise on this Agreement, or to perform the transactions provided for in this Agreement;

(ii)	to its credit institutions and financing sources dealing with the financing of the transaction contemplated under this Agreement or a subsequent refinancing;

(iii)	in the course of other M&A transactions (including to Sofinnova for the purposes of the Sofinnova’s Payments); or

(iv)	to its sources of financing,

to the extent that the disclosing Party procures that any person to whom the information is disclosed pursuant to points (  ) to (iii) above keeps such information confidential according to the provisions of this Section 20.5 as if it were a party to this Agreement;

(a)	with the other Party’s prior written consent; or

(b)	to the extent that the disclosure is required:

(i)	by Regulatory Requirements (including IFRS);

(ii)	by an Authority;

(iii)	to make any filing with, or obtain any authorisation from, an Authority in connection with the transactions contemplated by this Agreement; or

(iv)	to protect the disclosing Party’s interest in any legal proceedings,

but will use reasonable endeavours to consult the other Party in advance to such disclosure and to take into account any reasonable requests it may have received in relation to the disclosure before making it.

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20.5.3	As far as the transactions contemplated by this Agreement are concerned, each Party must supply the other with any information about itself, any Affiliate of such Party, its business or this Agreement as the other may reasonably require for the purposes of satisfying any Regulatory Requirements or requirements of any securities exchange to which the requiring Party is subject.

20.5.4	No Party is entitled to make any press release or other public announcement in connection with this Agreement except:

( )	an announcement in a form agreed by the Buyer and the Sellers; and

(a)	any announcement required by any applicable Regulatory Requirements (provided that, unless such consultation is prohibited by Regulatory Requirements, it is made only after consultation with the Buyer or the Sellers, as the case may be). The Sellers acknowledge that Scinai is a company listed at the NASDAQ and, therefore, has to comply with certain publication, information and transparency obligations under the applicable laws, and nothing herein shall prevent Scinai, as it deems appropriate, from making any public announcement to the extent required under any publication, information or transparency obligation according to the applicable laws (e.g. public company obligations under U.S. SEC Rules), and such public announcement shall not be regarded a breach of this Section.

20.5.5	The provisions of this Section 20.5 will continue to have effect for the period of 10 (ten) years from the Closing Date.

20.5.6	The Parties agree that the confidential disclosure agreement concluded between them on March 30, 2024 shall apply with respect to any information exchanged and the discussions between the Parties in preparation and/or negotiation of this Agreement and/or the Transaction contemplated under this Agreement.

20.6	Sellers’ Representative

20.6.1	By executing this Agreement, the Sellers hereby appoint Mr. Antonino Amato to act in their own name and on their own behalf as their common representative (the “Sellers’ Representative”) for the purposes of Section 20.6.2 below. The Parties acknowledge and agree that the Sellers’ Representative is hereby appointed also for the benefit of the Buyer and that such appointment is irrevocable pursuant to article 1723, second paragraph, of the Civil Code.

20.6.2	In addition to such powers and authority as are necessary to carry out the specific functions expressly assigned to it under this Agreement, the Sellers’ Representative shall have the powers indicated below. The Sellers’ Representative shall have no liability vis-à-vis the Buyer or the Sellers with respect to actions taken or omitted to be taken in its capacity as the Sellers’ Representative, but the Buyer shall be entitled to rely on the exercise of the powers and authority conferred on the Sellers’ Representative as if the relevant Seller is exercising such powers and authorities. The powers (i) to make and give all authorizations, decisions, consents, acknowledgements, acceptances (including with respect to the Consideration), designations and appointments on behalf of the Sellers in connection with the provisions of this Agreement; (ii) to send and receive all notifications, communications and decisions required or permitted hereby; and (iii) to sign all written waivers, integrations and modifications hereof, in each case on behalf and in the name of each of the Sellers and in each case on behalf and in the name of each of the Sellers. The Parties hereby acknowledge and agree that in the event of conflict between the instructions and communication given or provided by any of the Sellers, the instructions given by the Sellers’ Representative shall prevail.

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20.7	Force Majeure

20.7.1	No Party shall be liable or responsible to the other Party, nor be deemed to have defaulted under or forfeited rights under or breached this Agreement, for any failure or delay in fulfilling or performing any duty or obligation under this Agreement (except for the payment of the Consideration), for a maximum period of up to one-hundred-and-twenty (120) days, when and to the extent such failure or delay is caused by or results from the following force majeure events that frustrates the purpose of this Agreement: (a) acts of God; (b) flood, fire, earthquake or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) government order or law; (e) actions, embargoes or blockades in effect on or after the date of this Agreement; (f) action by any governmental authority; (g) national or regional emergency; (h) strikes, labor stoppages or slowdowns or other industrial disturbances; (i) epidemic, pandemic or similar influenza or bacterial infection; (j) emergency state; (k) shortage of adequate medical supplies and equipment; (l) shortage of power or transportation facilities. For the sake of clarity, lapsed the above-mentioned period of one-hundred-and-twenty (120) days from the due date of the relevant obligation, the concerned Party shall no longer be entitled to invoke this Section 20.7.1.

20.8	Assignment

20.8.1	This Agreement shall be binding on and shall ensure to the benefit of the successors and assignees of each Party. Any assignment to any third party of this Agreement and of the rights and obligations connected or concerning thereto, that either Party is willing to carry out, shall not be valid without the previous written consent of the other Party.

20.8.2	If the Buyer wishes to transfer, directly or indirectly, all or part of its Call-Back Option Quota or the Company Assets to a third party (including by allowing a third party to subscribe a capital increase of the Company), the Buyer expressly undertakes (as condition of completion of such transfer) to make the concerned third party adhere to (i) this Agreement (including, without limitation, to all the obligations concerning the Additional Payments and the Call-Back Option), and (ii) the Deed of Pledge 2, no later than on the transfer date by signing a deed of adherence, providing evidence to the Sellers. As a result, such third party shall become a Party for the purpose of this Agreement and the Deed of Pledge 2 and shall be subject to the provisions of this Agreement, including the Additional Payments and the Call-Back Option, and of the Deed of Pledge 2.

20.9	Notices and Communications

20.9.1	Any notice to be given under this Agreement must be in writing and either be delivered by hand or by e-mail or by courier.

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20.9.2	Notices must be sent to the following addresses or to such other addresses as may previously have been notified to the sending Party in accordance with this Section 20.7. Each communication must be marked for the attention of such person as is set out below, or has previously been notified to the sending Party in accordance with this Section 20.7 (the “Relevant Person”).

If to Sellers, to Mr. [***]

Address:	[***]

E-mail:	[***]

If to Scinai and/or the Buyer, to:

Address:	Scinai Immunotherapeutics Ltd. Jerusalem BioPark, 2nd floor Hadassah Ein Kerem Campus Jerusalem, Israel

E-mail:	[***]

Attention:	Chief Executive Officer, Mr. Amir Reichman

with a copy to:

Address:

E-mail:	Mr. Perry Wildes, Legal Counsel

Attention:	[***]

20.9.3	A communication is deemed to have been received:

( )	if delivered by hand or courier company, at the time of delivery; and

(a)	if delivered by e-mail, at the time of completion of the transmission to the two Relevant Persons of the respective Party by the sender.

20.9.4	In proving receipt of notice, it is sufficient to show that:

( )	delivery by courier was made; or

(a)	the e-mail was dispatched to two Relevant Persons of the respective receiving Party, unless the receiving party proves that the e-mail has not been received by both Relevant Persons.

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20.9.5	A Party may notify the other Parties of a change to its name, Relevant Person, address or e-mail address for the purposes of this Section 20.7 and notification is effective on:

( )	the date specified in the notification as the date on which the change is to take place; or

(a)	if no date is specified or the date specified is less than five (5) Business Days after the date on which notice is deemed to have been received, the date falling five (5) Business Days after notice of any such change is deemed to have been received.

20.9.6	For the avoidance of doubt, the Parties agree that the provisions of this Section 20.7 do not apply to the service of any writ, summons, order, judgment or other document relating to or in connection with any proceedings.

20.9.7	Each Party waives the right to reject any notice on the argument that the respective sender is lacking authority due to internal or statutory limitations on representation rights to the extent that such waiver is legally permissible and each Party delegates the relevant authority to each of its Relevant Persons to give any such notice, receive any such notice and respond to such notice.

20.10	Language

This Agreement and all notices or formal communications under or in connection with this Agreement must be in English unless otherwise required by law.

20.11	Amendment or Variation

Any amendment or variation of this Agreement must be in writing. This applies equally to any amendment or variation of the terms set out in the preceding sentence.

20.12	Severance

20.12.1	Nothing in this Agreement is to be read or construed as excluding any liability or remedy in the event of fraud.

20.12.2	Should one or more provisions of this Agreement be or become invalid or unenforceable in whole or in parts, or if there is a contractual gap, this does not affect the validity and enforceability of the remaining provisions of this Agreement. In place of the invalid or unenforceable provision, or to fill such contractual gap, such valid and enforceable provision applies which reflects as closely as possible the commercial intention of the Parties as regards the invalid, unenforceable or missing provision.

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20.13	Entire Agreement

20.13.1	In this Section 20.13, references to this Agreement include all other written agreements and arrangements between the Parties which are expressed to be supplemental to this Agreement or which this Agreement expressly preserves or requires to be executed.

20.13.2	This Agreement constitutes the entire and only agreement and understanding between the Parties in relation to its subject matter. All previous drafts, agreements, understandings, undertakings, representations, warranties, promises and arrangements of any nature whatsoever between the Parties with any bearing on the subject matter of this Agreement are superseded and extinguished to the extent that they have such a bearing and each of the Parties acknowledges to the other, after due and careful consideration, that it is not entering into this Agreement in consequence of or in reliance on anything it is the purpose of this Section 20.13.2 to exclude.

20.13.3	All Exhibits, schedules and annexes form an integral part of this Agreement.

21.	GOVERNING LAW AND JURISDICTION

21.1	This Agreement and its terms are governed by and construed in accordance with Italian law, excluding the United Nations Convention for the International Sale of Goods (CISG) and the conflict of law rules.

21.2	The Parties recognize that any dispute, controversy or claim arising under, out of or relating to this Agreement (and any subsequent amendments of this Agreement), including, without limitation, its formation, validity, binding effect, interpretation, performance, breach, termination or enforcement, and any remedies relating thereto, as well as non-contractual claims (collectively, a “Dispute”) may from time to time arise between the Parties. Any Dispute shall be first referred to the persons mentioned below for attempted resolution by good faith negotiations within 30 (thirty) days after such notice of Dispute is received. Said designated persons are as follows:

For Buyer:	Chairman of the board of directors of Scinai

For Sellers:	Sellers’ Representative

21.3	In the event the Sellers on the ones side and Buyer on the other side are not able to resolve such Dispute as set forth in Section 21.2 within 30 (thirty) days following the notice, then each Party may submit such Dispute for final settlement to arbitration in accordance with the Arbitration Rules of the Milan Chamber of Arbitration without recourse to the ordinary courts of law.

21.4	The place of arbitration is Milan, Italy. The language of the arbitration is the English language. The arbitral tribunal consists of three arbitrators. The third arbitrator who acts as chairman of the arbitral tribunal is to be designated by the two arbitrators designated by the Parties upon consultation of the Parties.

21.5	Nothing in this Agreement restricts or prohibits any Party from applying to any court of competent jurisdiction for any interim or precautionary measure of protection in respect of the subject matter of the Dispute.